FS 6

                                LG&E Energy Corp.

                        Consolidated Financial Statements

                           as of December 31, 2000 and

                         Together With Auditors' Report

                       LG&E Energy Corp. and Subsidiaries
                        Consolidated Financial Statements
                           as of December 31, 2000 and
                         Together With Auditors' Report

                                Table of Contents

Index of Abbreviations..................................................... 1

Financial Statements:
     Consolidated Statements of Income..................................... 3
     Consolidated Statements of Comprehensive Income....................... 4
     Consolidated Statements of Retained Earnings (Deficit)................ 4
     Consolidated Balance Sheets........................................... 5
     Consolidated Statements of Cash Flows................................. 6
     Consolidated Statements of Capitalization............................. 7

Notes to Consolidated Financial Statements:
     Note 1       Summary of Significant Accounting Policies............... 9
     Note 2       Mergers and Acquisitions................................. 13
     Note 3       Discontinued Operations.................................. 14
     Note 4       Gas Facilities Business.................................. 16
     Note 5       Big Rivers Electric Corporation Lease.................... 16
     Note 6       Utility Rates and Regulatory Matters..................... 18
     Note 7       Financial Instruments.................................... 22
     Note 8       Concentrations of Credit and Other Risks................. 22
     Note 9       Investments in Unconsolidated Ventures................... 23
     Note 10      Leveraged Leases......................................... 24
     Note 11      Combustion Turbines...................................... 24
     Note 12      Marketable Securities.................................... 26
     Note 13      Pension Plans and Retirement Benefits.................... 27
     Note 14      Income Taxes............................................. 30
     Note 15      Other Income and Deductions.............................. 31
     Note 16      Long-Term Debt........................................... 31
     Note 17      Notes Payable............................................ 33
     Note 18      Commitments and Contingencies............................ 34
     Note 19      Jointly Owned Electric Utility Plant..................... 37
     Note 20      Segments of Business and Related Information............. 38
     Note 21      Subsequent Events........................................ 40

Report of Independent Public Accountants................................... 42

                                LG&E Energy Corp.
                        Consolidated Financial Statements
                           as of December 31, 2000 and
                         Together With Auditors' Report

                             Index of Abbreviations

Act                                The Clean Air Act Amendments of 1990
Big Rivers                         Big Rivers Electric Corporation
BPA                                Bonneville Power Administration
Capital Corp.                      LG&E Capital Corp.
CCN                                Certificate of Convenience and Necessity
Centro                             Distribuidora de Gas Del Centro
Company                            LG&E Energy Corp. and Subsidiaries
CRC                                CRC-Evans Holdings Corp. and Affiliates
CT                                 Combustion turbine
Cuyana                             Distribuidora de Gas Cuyana
CWLP                               City of Springfield, Illinois, City Water,
                                     Light and Power Company
DSM                                Demand Side Management
ECR                                Environmental Cost Recovery
EEI                                Electric Energy, Inc.
EITF                               Emerging Issues Task Force Issue
EPA                                U.S. Environmental Protection Agency
ESM                                Earnings Sharing Mechanism
FAC                                Fuel Adjustment Clause
FERC                               Federal Energy Regulatory Commission
Gas BAN                            Gas Natural Ban, S.A.
Gas Operations                     Natural Gas Gathering and Processing Business
Hancock                            John Hancock Mutual Life Insurance Company
Henderson                          City of Henderson, Kentucky
Holding Company Act                Public Utility Holding Company Act of 1935
IBEW                               International Brotherhood of Electrical
                                     Workers
IMEA                               Illinois Municipal Electric Agency
IMPA                               Indiana Municipal Power Agency
Kenetech                           Kenetech Windpower, Inc.
Kentucky Commission                Kentucky Public Service Commission
KIUC                               Kentucky Industrial Utility Consumers, Inc.
KU                                 Kentucky Utilities Company
KU Energy                          KU Energy Corporation
kWh                                Kilowatt hours
LEM                                LG&E Energy Marketing Inc.
LG&E                               Louisville Gas and Electric Company
LG&E Energy                        LG&E Energy Corp.
LG&E Energy Common Stock           Common stock of LG&E Energy
LG&E Services                      LG&E Energy Services Inc.
LIBOR                              London Interbank Offered Rate
LII                                LG&E International Inc.
LIU                                Laborers International Union of North America
LPI                                LG&E Power Inc.
Merger Agreement                   Agreement and Plan of Merger dated
                                     May 20, 1997
MGP                                Manufactured Gas Plant
Mmbtu                              Million British thermal units
MRA                                Master Restructuring Agreement
Mw                                 Megawatts
Mwh                                Megawatt hours
NAAQS                              National Ambient Air Quality Standards

                                LG&E Energy Corp.
                        Consolidated Financial Statements
                           as of December 31, 2000 and
                         Together With Auditors' Report

                         Index of Abbreviations (Cont.)

NIMO                               Niagara Mohawk Power Corporation
Non-Utility Operations             Operations of Capital Corp. and LEM
NOx                                Nitrogen Oxide
OMU                                Owensboro Municipal Utilities
OPC                                Oglethorpe Power Corporation
PBR                                Performance-Based Ratemaking
Powergen                           Powergen plc
Power Operations                   Capital Corp.'s Independent Power Operations
PPA                                Long-Term Power Purchase Agreement
PUHCA                              Public Utility Holding Company Act of 1935
PURPA                              Public Utility Regulatory Policy Act of 1978
QF                                 Qualifying Cogeneration Facility
ROVA I                             Roanoke Valley I Facility
ROVA II                            Roanoke Valley II Facility
SCR                                Selective Catalytic Reduction equipment
SEC                                Securities and Exchange Commission
SERP                               Supplemental Security Plan
SFAS                               Statement of Financial Accounting Standards
SIP                                State Implementation Plan
SO2                                Sulfur Dioxide
SOP                                Statement of Position
Southampton                        Southampton Cogeneration Facility
Tarifa                             K.W. Tarifa, S.A.
Trimble County                     LG&E's Trimble County Unit 1
UAJ-APPI                           United Association of Journeymen and
                                     Apprentices of the Plumbing and Pipefitting
                                     Industry of the United States and Canada
USEPA                              U.S. Environmental Protection Agency
USWA                               United Steelworkers of America
Utility Operations                 Operations of LG&E and KU
VEPCO                              Virginia Electric and Power Company
Virginia Commission                Virginia State Corporation Commission
WKE                                Western Kentucky Energy Corp. and its
                                     Affiliates
WLP                                Westmoreland-LG&E Partners
WPP 93                             Windpower Partners 1993
WPP 94                             Windpower Partners 1994

                       LG&E Energy Corp. and Subsidiaries
                        Consolidated Statements of Income
                                (Thousands of $)

                                                                                     Years Ended December 31
                                                                           2000               1999              1998
                                                                           ----               ----              ----

REVENUES:
    Electric utility (Notes 1 and 6).............................    $1,519,878         $1,693,033        $1,464,824
    Gas utility (Notes 1 and 6)..................................       272,490            177,579           191,545
    International and non-utility................................       797,732            844,299           455,877
    Provision for rate refunds (Note 6)..........................             -             (7,635)          (26,000)
                                                                     ----------         ----------        ----------
       Net revenues..............................................     2,590,100          2,707,276         2,086,246
                                                                     ----------         ----------        ----------

OPERATING EXPENSES:
Operation and maintenance:
    Fuel and power purchased (Note 1)............................     1,041,012          1,101,054           640,438
    Gas supply expenses (Note 1).................................       285,635            330,172           294,880
    Utility operation and maintenance............................       400,891            418,510           432,763
    International and non-utility operation and maintenance......       218,833            193,344           138,952
Depreciation and amortization....................................       225,069            219,318           206,450
Merger costs and other nonrecurring charges (Notes 1, 2 and 4)...       116,401                  -            65,318
                                                                     ----------         ----------        ----------
       Total operating expenses..................................     2,287,841          2,262,398         1,778,801
                                                                     ----------         ----------        ----------

Equity in earnings of unconsolidated ventures (Note 9)...........        57,053             49,717            73,798
                                                                     ----------         ----------        ----------

OPERATING INCOME.................................................       359,312            494,595            381,243

Other income and (deductions) (Note 15)..........................        18,369             19,305             8,100
Interest charges and preferred dividends.........................       146,206            132,066           109,389
Minority interest................................................        13,463            12,047             10,453
                                                                     ----------         ----------        ----------

Income from continuing operations, before income taxes...........       218,012            369,787           269,501

Income taxes (Note 14)...........................................        73,782            133,524           110,829
                                                                     ----------         ----------        ----------

Income from continuing operations................................       144,230            236,263           158,672

Loss from discontinued operations, net of income tax benefit
    of $15,008 (Notes 1 and 3)...................................             -                  -           (22,852)

Loss on disposal of discontinued operations, net of income
    tax benefit of $221,869, $104,716, and
    $123,905 (Notes 1 and 3).....................................      (364,000)          (174,212)         (224,148)
                                                                     ----------         ----------        ----------

(Loss) income before cumulative effect of change in
    accounting principle.........................................      (219,770)            62,051           (88,328)

Cumulative effect of change in accounting for start-up
    costs, net of income tax benefit of $5,061 (Note 1)..........             -                 -             (7,162)
                                                                     ----------        -----------        ----------

NET (LOSS) INCOME................................................    $ (219,770)       $    62,051        $  (95,490)
                                                                     ==========        ===========        ==========

The accompanying notes are an integral part of these consolidated financial statements.

                       LG&E Energy Corp. and Subsidiaries
                 Consolidated Statements of Comprehensive Income
                                (Thousands of $)

                                                                                    Years Ended December 31
                                                                           2000               1999              1998
                                                                           ----               ----              ----
Net (loss) income.................................................    $(219,770)         $ 62,051           $(95,490)

Unrealized holding losses on available-for-sale securities
    arising during the period.....................................           (2)              (403)             (168)

Reclassification adjustment for realized gains and (losses) on
    available-for-sale securities included in net income..........          438               (294)              123
                                                                      ---------          ---------          --------

Other comprehensive income (loss) before tax......................          436               (697)              (45)

Income tax (expense) benefit related to items of other
    comprehensive income..........................................         (170)               264                (5)
                                                                      ---------          ---------          --------

Comprehensive (loss) income.......................................    $(219,504)          $ 61,618          $(95,540)
                                                                      =========          =========          ========

             Consolidated Statements of Retained Earnings (Deficit)
                                (Thousands of $)
                                                                                    Years Ended December 31
                                                                           2000               1999              1998
                                                                           ----               ----              ----
Balance January 1.................................................    $ 366,234           $466,279          $722,584
Net (loss) income.................................................                        (219,770)           62,051
(95,490)
Cash dividends declared on common stock...........................     (157,591)          (162,096)         (160,815)
                                                                      ---------           --------          --------

Balance December 31...............................................    $ (11,127)          $366,234          $466,279
                                                                      =========           ========          ========

The accompanying notes are an integral part of these consolidated financial statements.

                       LG&E Energy Corp. and Subsidiaries
                           Consolidated Balance Sheets
                                (Thousands of $)

                                                                                                        December 31
                                                                                               2000                     1999
                                                                                               ----                     ----
ASSETS:
Current assets:
    Cash and temporary cash investments.........................................        $   147,637             $     91,413
    Marketable securities (Note 12).............................................              6,911                   10,126
    Accounts receivable - less reserve of $9,445 in  and $8,285 in .............            350,957                  318,914
    Materials and supplies - primarily at average cost:
       Fuel (predominantly coal)................................................             45,424                   91,931
       Gas stored underground...................................................             55,429                   49,038
       Other....................................................................             91,890                   90,259
    Prepayments and other.......................................................             25,007                   54,038
                                                                                       ------------             ------------
       Total current assets.....................................................            723,255                  705,719
                                                                                       ------------             ------------

Utility plant:
    At original cost (Note 1)...................................................          6,119,088                5,916,905
    Less:  reserve for depreciation.............................................          2,675,149                2,503,851
                                                                                       ------------             ------------
       Net utility plant........................................................          3,443,939                3,413,054
                                                                                       ------------             ------------

Other property and investments - less reserve:
    Investments in unconsolidated ventures (Notes 9 and 10).....................            291,063                  249,455
    Non-utility property and plant, net (Note 1)................................            351,381                  477,442
    Other (Notes 10 and 11).....................................................            189,864                   25,596
                                                                                       ------------             ------------
       Total other property and investments.....................................            832,308                  752,493
                                                                                       ------------             ------------

Deferred debits and other assets:
    Regulatory assets (Note 6)..................................................             48,702                   54,476
    Goodwill, net (Note 2)......................................................             44,881                   74,398
    Other.......................................................................            135,860                  133,617
                                                                                       ------------             ------------
       Total deferred debits and other assets...................................            229,443                  262,491
                                                                                       ------------             ------------

           Total assets.........................................................         $5,228,945               $5,133,757
                                                                                       ============             ============

CAPITAL AND LIABILITIES:
Current liabilities:
    Current portion of long-term debt (Note 16).................................        $   639,464              $   411,810
    Notes payable (Note 17).....................................................                  -                  449,578
    Accounts payable............................................................            251,065                  220,460
    Net liabilities of discontinued operations (Notes 1 and 3)..................            449,999                  158,222
    Taxes and interest accrued..................................................             23,065                   72,674
    Common dividends declared...................................................                  -                   41,172
    Customer deposits and provision for rate refunds............................             18,897                   47,367
    Other.......................................................................             85,770                   87,628
                                                                                       ------------             ------------
       Total current liabilities................................................          1,468,260                1,488,911
                                                                                       ------------             ------------

Long-term debt (Note 16)........................................................          1,091,553                1,299,415

Deferred credits and other liabilities:
    Accumulated deferred income taxes (Notes 1 and 14)..........................            575,722                  585,880
    Investment tax credit, in process of amortization...........................             77,880                   85,828
    Accumulated provision for pensions and related benefit (Note 13)............             95,139                  101,090
    Regulatory liability (Note 6)...............................................             93,557                  104,795
    Other.......................................................................             63,223                   81,267
                                                                                       ------------             ------------
       Total deferred credits and other liabilities.............................            905,521                  958,860
                                                                                       ------------             ------------

Minority interest (Note 2)......................................................            109,455                  109,952
Cumulative preferred stock......................................................            135,140                  135,328
Commitments and contingencies (Note 18)
Common equity........................................................                     1,519,016                1,141,291
                                                                                       ------------             ------------

           Total capital and liabilities........................................         $5,228,945               $5,133,757
                                                                                       ============             ============

The accompanying notes are an integral part of these consolidated financial statements.

                       LG&E Energy Corp. and Subsidiaries
                      Consolidated Statements of Cash Flows
                                (Thousands of $)

                                                                                          Years Ended December 31
                                                                                   2000               1999             1998
                                                                                   ----               ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net (loss) income.................................................    $    (219,770)     $      62,051     $    (95,490)
    Items not requiring cash currently:
       Depreciation and amortization..................................          225,069            219,318          206,450
       Deferred income taxes - net....................................          (10,158)            12,041          (30,924)
       Investment tax credit - net....................................           (7,948)            (8,016)          (8,087)
       Undistributed earnings of unconsolidated ventures..............          (41,262)           (21,651)         (18,833)
       Nonrecurring charges...........................................          116,401                  -                -
       Loss from discontinued operations (Notes 1 and 3)..............                -                  -           22,852
       Loss on disposal of discontinued
           operations - net of tax (Note 3)...........................          364,000            174,212          224,148
       Cumulative effect of change in accounting
           principle - net of tax (Note 1)............................                -                  -            7,162
       Other..........................................................           18,271             17,978           21,838
    Change in certain net current assets:
       Accounts receivable............................................          (32,043)            (1,204)         (36,331)
       Materials and supplies.........................................           38,485            (21,009)         (45,894)
       Net assets of discontinued operations (Notes 1 and 3)..........          (72,223)           (13,723)        (156,662)
       Provision for rate refunds.....................................          (29,529)            (5,232)          21,513
       Accounts payable...............................................           30,605            (41,550)         100,341
       Accrued taxes and interest, prepayments and other..............          (25,990)           (32,852)          33,522
    Other.............................................................          (97,861)             2,965          (35,978)
                                                                          -------------       ------------     ------------
           Net cash flows from operating activities...................          256,047            343,328          209,627
                                                                          -------------       ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of securities...........................................           (1,037)            (1,645)         (18,421)
    Proceeds from sales of securities.................................            4,252             11,747           19,995
    Construction expenditures.........................................         (384,168)          (382,631)        (343,628)
    Acquisition of CRC-Evans, net of cash received (Note 2)...........                -            (39,693)               -
    Investments in unconsolidated ventures (Notes 2 and 9)............          (33,571)           (85,768)          (1,010)
    Proceeds from sale of Gas Facilities business (Note 4)............           87,250                  -                -
    Proceeds from sale of unconsolidated ventures
       and leveraged leases (Notes 9 and 10)..........................                -             55,569           16,000
                                                                          -------------      -------------     ------------
           Net cash flows used for investing activities...............         (327,274)          (442,421)        (327,064)
                                                                          -------------      -------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Issuance of long-term debt (Notes 16 and 17)......................          164,712            200,020          300,000
    Retirement of long-term debt (Notes 2 and 16).....................         (144,920)           (35,288)         (20,042)
    Short-term borrowings.............................................       15,811,515          4,973,725        6,751,089
    Repayment of short-term borrowings................................      (16,261,093)        (4,891,553)      (6,776,845)
    Redemption of preferred stock.....................................                -             (1,202)          (1,823)
    Capital contribution from parent (Note 1).........................          756,000                  -                -
    Payment of common dividends.......................................         (198,763)          (160,800)        (140,731)
                                                                          -------------      -------------     ------------
           Net cash flows from financing activities...................          127,451             84,902          111,648
                                                                          -------------      -------------     ------------

Change in cash and temporary cash investments.........................           56,224            (14,191)          (5,789)

Beginning cash and temporary cash investments.........................           91,413            105,604          111,393
                                                                          -------------      -------------     ------------

Ending cash and temporary cash investments............................    $     147,637      $      91,413     $    105,604
                                                                          =============      =============     ============

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
       Income taxes...................................................    $      26,124      $      29,968     $     55,513
       Interest on borrowed money.....................................          162,831            115,446           96,356

The accompanying notes are an integral part of these consolidated financial statements.

                       LG&E Energy Corp. and Subsidiaries
                    Consolidated Statements of Capitalization
                                (Thousands of $)

                                                                                                    December 31
                                                                                               2000             1999
                                                                                               ----             ----
COMMON EQUITY:
    Common stock, without par value -
       Authorized 300,000,000 shares, outstanding
       129,677,030 shares.............................................                 $    777,013     $    777,013
    Common stock expense..............................................                       (2,870)          (1,690)
    Additional paid-in capital........................................                      756,000                -
    Unrealized gain (loss) on marketable securities, net of income
       taxes (benefit) of $-0- in  and ($170) in  (Note 12)...........                            -             (266)
    Retained (deficit) earnings.......................................                      (11,127)         366,234
                                                                                        -----------      -----------
       Total common equity............................................                    1,519,016        1,141,291
                                                                                        -----------      -----------

CUMULATIVE PREFERRED STOCK:

                                                           Shares           Current
                                                         Outstanding   Redemption Price
                                                         -----------   ----------------

    Cumulative and redeemable on 30 days notice by Louisville Gas and Electric Company:

    $25 par value, 1,720,000 shares authorized -
       5% series ....................................      860,287          $28.00           21,507           21,507
    Without par value, 6,750,000 shares authorized -
       Auction rate..................................      500,000          100.00           50,000           50,000
       $5.875 series.................................      250,000          103.53           25,000           25,000
    Preferred stock expense.........................................................         (1,367)          (1,179)
                                                                                        -----------       ----------
       Total LG&E cumulative preferred stock........................................         95,140           95,328
                                                                                        -----------       ----------

    Cumulative and redeemable on 30 days notice by Kentucky Utilities Company:

    Without par value, 5,300,000 shares authorized - 4.75% series, $100 stated
       value, redeemable on
           30 days notice by KU......................      200,000          $101.00          20,000           20,000
       6.53% series, $100 stated value...............      200,000      Not redeemable       20,000           20,000
                                                                                        -----------       ----------
           Total KU cumulative preferred stock......................................         40,000           40,000
                                                                                        -----------       ----------

    Total cumulative preferred stock................................................        135,140          135,328
                                                                                        -----------       ----------

LONG-TERM DEBT (Note 16):

    Louisville Gas and Electric Company:

    First mortgage bonds -
       Series due July 1, 2002, 7.5%................................................              -           20,000
       Series due August 15, 2003, 6%...............................................         42,600           42,600
       Pollution control series:
           P due June 15, 2015, 7.45%...............................................              -           25,000
           Q due November 1, 2020, 7.625%...........................................              -           83,335
           R due November 1, 2020, 6.55%............................................         41,665           41,665
           S due September 1, 2017, variable........................................         31,000           31,000
           T due September 1, 2017, variable........................................         60,000           60,000
           U due August 15, 2013, variable..........................................         35,200           35,200
           V due August 15, 2019, 5.625%............................................        102,000          102,000
           W due October 15, 2020, 5.45%............................................         26,000           26,000
           X due April 15, 2023, 5.90%..............................................         40,000           40,000
           Y due May 1, 2007, variable..............................................         25,000                -
           Z due August 1, 2030, variable...........................................         83,335                -
                                                                                        -----------      -----------
              Total first mortgage bonds............................................        486,800          506,800
                                                                                        -----------      -----------

The accompanying notes are an integral part of these consolidated financial statements.

                       LG&E Energy Corp. and Subsidiaries
                Consolidated Statements of Capitalization (cont.)
                                (Thousands of $)

                                                                                          December 31
                                                                                               2000             1999
                                                                                               ----             ----
    Pollution control bonds (unsecured) -
       Jefferson County Series due September 1, 2026, variable......................         22,500           22,500
       Trimble County Series due September 1, 2026, variable........................         27,500           27,500
       Jefferson County Series due November 1, 2027, variable.......................         35,000           35,000
       Trimble County Series due November 1, 2027, variable.........................         35,000           35,000
                                                                                        -----------      -----------
           Total unsecured pollution control bonds..................................        120,000          120,000
                                                                                        -----------      -----------

              Total LG&E bonds outstanding..........................................        606,800          626,800
                                                                                        -----------      -----------

    Kentucky Utilities Company:

       Series Q, due June 15, 2000, 5.95%...........................................              -           61,500
       Series Q, due June 15, 2003, 6.32%...........................................         62,000           62,000
       Series S, due January 15, 2006, 5.99%........................................         36,000           36,000
       Series P, due May 15, 2007, 7.92%............................................         53,000           53,000
       Series R, due June 1, 2025, 7.55%............................................         50,000           50,000
       Series P, due May 15, 2027, 8.55%............................................         33,000           33,000
       Pollution Control Series:
           Series 7, due May 1, 2010, 7.375%........................................              -            4,000
           Series 8, due September 15, 2016, 7.45%..................................         96,000           96,000
           Series 1B, due February 1, 2018, 6.25%...................................         20,930           20,930
           Series 2B, due February 1, 2018, 6.25%...................................          2,400            2,400
           Series 3B, due February 1, 2018, 6.25%...................................          7,200            7,200
           Series 4B, due February 1, 2018, 6.25%...................................          7,400            7,400
           Series 7, due May 1, 2020, 7.60%.........................................              -            8,900
           Series 9, due December 1, 2023, 5.75%....................................         50,000           50,000
           Series 10, due November 1, 2024, variable................................         54,000           54,000
           Series 11, due May 1, 2023, variable.....................................         12,900                -
                                                                                        -----------      -----------

              Total KU bonds outstanding............................................        484,830          546,330
                                                                                        -----------      -----------

    LG&E Capital Corp.:

    Argentine negotiable obligations, due August 2001, 10.5%........................         39,005           37,782
    Note payable, due May 2003, 6.75%...............................................            382              313
    Medium term notes, due September 7, 2000, variable..............................              -           50,000
    Medium term notes, due May 1, 2004, 6.205%......................................        150,000          150,000
    Medium term notes, due January 15, 2008, 6.46%..................................        150,000          150,000
    Medium term notes, due November 1, 2011, 5.75%..................................        150,000          150,000
    Medium term notes, due June 18, 2001, variable..................................        150,000                -
                                                                                        -----------      -----------

              Total Capital Corp. notes outstanding.................................        639,387          538,095
                                                                                        -----------      -----------

    Total outstanding...............................................................      1,731,017        1,711,225

    Less current portion of long-term debt..........................................        639,464          411,810
                                                                                        -----------      -----------

    Long-term debt..................................................................      1,091,553        1,299,415
                                                                                        -----------      -----------

    Total capitalization............................................................    $ 2,745,709      $ 2,576,034
                                                                                        ===========      ===========

The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Summary of Significant Accounting Policies

Basis of Presentation. The consolidated financial statements include the accounts of LG&E Energy, LG&E, Capital Corp., KU, LEM and their respective wholly owned subsidiaries, collectively referred to herein as the Company.

LG&E Energy's operations include utility operations and non-utility operations. Capital Corp. has various subsidiaries referred to in these financial statements, including LPI, LII, WKE, and CRC.

On December 11, 2000, LG&E Energy Corp. was acquired by Powergen plc. LG&E Energy had announced on February 28, 2000, that its Board of Directors accepted an offer to be acquired by Powergen for cash of approximately $3.2 billion or $24.85 per share and the assumption of all of LG&E Energy's debt. In addition, Powergen infused $756 million of equity into LG&E Energy. This equity infusion was used to repay outstanding commercial paper, fund a final LG&E Energy common stock dividend and fund various other obligations.

Pursuant to the acquisition agreement, among other things, LG&E Energy became a wholly owned subsidiary of Powergen and, as a result, LG&E, KU, Capital Corp. and LEM became indirect subsidiaries of Powergen. The utility operations (LG&E and KU) of LG&E Energy have continued their separate identities and continue to serve customers in Kentucky and Virginia under their existing names. The preferred stock and debt securities of the utility operations were not affected by this transaction and LG&E and KU will continue to file SEC reports. Following the acquisition, Powergen became a registered holding company under PUHCA and the Company, as a subsidiary of a registered holding company, became subject to additional regulation under PUHCA. The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to LG&E Energy's report on Form 8-K, filed February 29, 2000, with the SEC.

As a result of the Powergen acquisition and in order to comply with PUHCA, LG&E Services was formed and became effective on January 1, 2001. LG&E Services will provide certain services to affiliated entities, including LG&E, KU, Capital Corp. and LEM, at cost as required under PUHCA. On January 1, 2001, approximately 1,000 employees, primarily from LG&E Energy, LG&E and KU, were moved to LG&E Services.

The Company recorded expenses in 2000 totaling $58.8 million before income taxes related to the transaction with Powergen, and included the expenses in transaction costs and other nonrecurring charges in the accompanying consolidated statements of income for the year ended December 31, 2000.

The accompanying consolidated financial statements do not reflect purchase-accounting adjustments or goodwill arising from the Powergen transaction, and they do not contain any per-share information.

Effective May 4, 1998, following the receipt of all required state and federal regulatory approvals, LG&E Energy and KU Energy merged, with LG&E Energy as the surviving corporation. The accompanying consolidated financial statements reflect the accounting for the merger as a pooling of interests and are presented as if the companies were combined as of the earliest period presented. However, the financial information is not necessarily indicative of the results of operations, financial position or cash flows that would have occurred had the merger been consummated for the periods for which it is given effect, nor is it necessarily indicative of future results of operations, financial position, or cash flows. The outstanding preferred stock of LG&E, a subsidiary of LG&E Energy, and KU, a subsidiary of KU Energy, were not affected by the Merger.

Effective June 30, 1998, the Company discontinued its merchant energy trading and sales business and announced its plans to sell its natural gas gathering and processing business. In 1999, the Company chose to retain the natural gas gathering and processing business. Accordingly, the accompanying financial statements reflect the merchant energy trading and sales business as discontinued operations and the natural gas and processing business as continuing operations for all periods presented. The Company sold the natural gas gathering and processing business in November 2000. See Note 3, Discontinued Operations and Note 4, Gas Facilities Business.

All significant intercompany items and transactions have been eliminated from the consolidated financial statements. Certain reclassification entries have been made to the 1999 financial statements to conform to the 2000 presentation with no impact on previously reported net income (loss).

Cash and Temporary Cash Investments. The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Temporary cash investments are carried at cost, which approximates fair value.

Consolidation. The consolidated financial statements of the Company include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated.

Gas Stored Underground. The costs of utility natural gas inventories are included in gas stored underground in the balance sheets as of December 31, 2000 and . Utility gas inventories were $54.4 million and $38.8 million at December 31, 2000 and 1999, respectively. The Company accounts for gas inventories using the average-cost method. Non-utility gas inventories as of December 31, 2000 and 1999 were $1.0 million and $10.2 million, respectively.

Utility Plant. LG&E's and KU's utility plant is stated at original cost, which includes payroll-related costs such as taxes, fringe benefits, and administrative and general costs. Construction work in progress has been included in the rate base for determining retail customer rates. Neither LG&E nor KU has recorded any significant allowance for funds used during construction.

The cost of utility plant retired or disposed of in the normal course of business is deducted from utility plant accounts and such cost, plus removal expense less salvage value, is charged to the reserve for depreciation. When complete operating units are disposed of, appropriate adjustments are made to the reserve for depreciation, and gains and losses, if any, are recognized.

Depreciation and Amortization. Utility depreciation is provided on the straight-line method over the estimated service lives of depreciable plant. The amounts provided for LG&E were 3.6% in 2000, and 3.4% in 1999 and 1998. The amounts provided for KU were 3.5% in 2000, 1999 and 1998. LG&E and KU recently completed studies of their depreciation rates, and began using new rates on January 1, 2001. The new rates are 3.5% for LG&E and 3.0% for KU.

Depreciation of non-utility plant and equipment is based on the straight-line method over periods ranging from 3 to 40 years for domestic operations. Intangible assets and goodwill have been allocated to the subsidiaries' lines of business and are being amortized over periods ranging up to 25 years.

Financial Instruments. The Company uses over-the-counter interest-rate swap agreements to hedge its exposure to interest rates. The Company also uses exchange-traded U.S. Treasury note and bond futures to hedge its exposure to fluctuations in the value of its investments in the preferred stocks of other companies. Gains and losses on interest-rate swaps used to hedge interest rate risk are reflected in interest charges monthly. Gains and losses on U.S. Treasury note and bond futures used to hedge investments in preferred stocks are charged or credited to other income and deductions. See Note 7, Financial Instruments.

In connection with the Company's marketing of power from owned or controlled generation assets, exchange traded futures are used to hedge its exposure to price risk. The Company also uses financial instruments associated with its discontinued merchant energy trading and sales business, the financial impact of which is included in discontinued operations. See Note 3, Discontinued Operations.

Debt Expense. Utility debt expense is amortized over the lives of the related bond issues, consistent with regulatory practices.

Deferred Income Taxes. Deferred income taxes have been provided for all material book-tax temporary differences.

Investment Tax Credits. Investment tax credits resulted from provisions of the tax law that permitted a reduction of the Company's tax liability based on credits for certain construction expenditures. Deferred investment tax credits are being amortized to income over the estimated lives of the related property that gave rise to the credits.

Common Stock. On May 4, 1998, 63,149,394 shares were issued to shareholders of KU Energy to effect the merger, and the KU Energy shares were retired. Prior period shares and dividends and have been restated to reflect the exchange of KU Energy's shares for shares of LG&E Energy. On December 11, 2000, Powergen acquired all of the outstanding stock of the Company, and as a result, the accompanying financial statements do not contain any per-share information.

Revenue Recognition. Utility revenues are recorded based on service rendered to customers through month-end. LG&E and KU accrue estimates for unbilled revenues from each meter reading date to the end of the accounting period. The unbilled revenue estimates included in accounts receivable for both LG&E and KU at December 31, 2000 and 1999, were approximately $97.6 million and $60.7 million, respectively. Under an agreement approved by the Kentucky Commission in 1994, LG&E implemented a demand-side management program, including a "decoupling mechanism" which allowed LG&E to recover a predetermined level of revenue on electric and gas residential sales. In 1998, the decoupling mechanism was suspended. See Note 6, Utility Rates and Regulatory Matters.

Fuel and Gas Costs. The cost of fuel for electric generation is charged to expense as used, and the cost of gas supply is charged to expense as delivered to the distribution system. LG&E implemented a Kentucky Commission-approved experimental performance-based ratemaking mechanism related to gas procurement and off-system gas sales activity in October 1997. See Note 6, Utility Rates and Regulatory Matters.

Management's Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported assets and liabilities and disclosure of contingent items at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. See Note 18, Commitments and Contingencies, for a further discussion.

New Accounting Pronouncements. During 2000, 1999 and 1998, the following accounting pronouncements were issued that affect the Company:

Effective January 1, 2000, certain partnerships in which the Company has an interest adopted Proposed Statement of Position, Capitalization of Certain Costs Related to Property, Plant and Equipment, issued by Accounting Standards Executive Committee of the American Institute of Certified Public Accountants in September 2000. This pronouncement requires companies to charge the costs of normal, recurring or periodic repairs and maintenance activities related to completed construction projects to expense as incurred. Before this pronouncement, the partnerships accrued the estimated cost of planned major maintenance activities related to their electric and steam producing plants prior to incurring the actual costs. The adoption did not have a material impact on the Company's consolidated results of operations or financial position.

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company adopted SFAS No. 140 in the first quarter of 2001, when LG&E and KU entered into an accounts receivable securitization transaction.

SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that the Company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. SFAS No.

133 could increase the volatility in earnings and other comprehensive income. SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of SFAS No. 133, deferred the effective date of SFAS No. 133 until January 1, 2001. SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, addressed a limited number of issues causing implementation difficulties for entities that apply SFAS No. 133 and amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company adopted SFAS No. 133 on January 1, 2001. The effect of this statement will be a charge of $5.3 million to cumulative effect of change in accounting principle (net of tax) in other comprehensive income.

EITF No. 98-10, Accounting for Energy Trading and Risk Management Activities was adopted effective January 1, 1999. The pronouncement requires that energy trading contracts to be marked to market on the balance sheet, with the gains and losses shown net in the income statement. EITF No. 98-10 more broadly defines what represents energy trading to include economic activities related to physical assets which were not previously marked to market by established industry practice. Adoption of EITF No. 98-10 did not have a material impact on the Company's consolidated results of operations or financial position.

SOP 98-5, Reporting on the Costs of Start-Up Activities and SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-5, adopted as of January 1, 1998, requires companies to expense the costs of start-up activities as incurred. The statement also requires certain previously capitalized costs to be charged to expense at the time of adoption as a cumulative effect of a change in accounting principle. The Company had previously capitalized start-up costs related to its investments in various unconsolidated ventures and other non-utility businesses. The cumulative effect of adoption resulted in a $7.2 million after-tax charge. The effect of this change on 1998 income before cumulative effect of changes in accounting principles was not significant. SOP 98-1, adopted as of January 1, 1998, clarifies the criteria for capital or expense treatment of costs incurred by an enterprise to develop or obtain computer software to be used in its internal operations. The statement does not change treatment of costs incurred in connection with correcting computer programs to properly process the millennium change to the Year 2000, which were expensed as incurred. Adoption of SOP 98-1 did not have a material effect on the Company's financial statements.

Note 2 - Mergers and Acquisitions

CRC-Evans. In July 1999, the Company purchased 100% of the outstanding common stock of CRC for initial consideration of $45.6 million and retirement of approximately $35.3 million in debt. CRC, based in Houston, Texas, is a provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. The purchase agreement provided for future annual earn-out payments to the previous owners based on CRC's meeting certain financial targets over the period ending March 31, 2002. The agreement caps the total of these payments at $34.3 million. In July 2000, the Company made earn-out payments to the previous owners totaling $3.7 million. The Company does not anticipate making any more earn-out payments.

The purchase consideration was paid 55% in cash and 45% in LG&E Energy common stock. At the time of the purchase, the Company had planned to repurchase common stock from time to time in the open market or through privately negotiated transactions in amounts equal to the stock portions of the initial and subsequent earn-out payments. During the third quarter 1999, the Company purchased approximately 935,000 shares in this regard and completed the initial purchase installment.

The Company accounted for the acquisition using the purchase method and recorded goodwill of approximately $42.1 million. During 2000, the Company reduced this balance by approximately $4.8 million, excluding accumulated amortization, due to making a lower-than-anticipated earn-out payment in 2000. Goodwill is being amortized over a period of twenty years.

The fair values of the net assets acquired follow (in thousands of $):

    Assets                                                           $123,444
    Liabilities                                                        78,899
                                                                    ---------
    Cash paid, excluding transaction costs                             44,545
    Cash and cash equivalents acquired                                  5,943
                                                                    ---------
    Net cash paid, excluding transaction costs                         38,602
    Transaction costs                                                   1,091
                                                                    ---------
    Net cash paid                                                   $  39,693
                                                                    =========

The Company's pro forma results of operations for 1999 and 1998 follow (in thousands of $). The results for each period assume the Company acquired CRC at the beginning of the period.

                                                           1999          1998
                                                           ----          ----
    Revenues                                         $2,746,477    $2,181,034
    Net income (loss)                                    60,607       (77,934)

These unaudited pro forma results have been prepared for comparative purposes only and include certain adjustments, such as additional amortization expense as a result of recorded goodwill and increased interest expense on borrowings used to finance the acquisition. The pro forma amounts presented do not purport to be indicative of the results of operations that would have actually occurred had the combination taken place as of January 1, 1998, nor are such amounts necessarily indicative of results that may occur in future periods.

On December 6, 2000, the SEC approved the acquisition of LG&E Energy by Powergen with an order that, among other things, reserved jurisdiction over the retention of CRC and its subsidiaries. The order notes LG&E Energy's agreement to divest CRC and its subsidiaries within three years of the acquisition. The order also gave the Company until June 30, 2001, to file documents with the SEC to justify retention of the CRC companies.

Gas Natural BAN S.A. In March 1999, the Company acquired an indirect 20% ownership interest in Gas BAN, a natural gas distribution company that serves
1.1 million customers in the northern portion of the province of Buenos Aires, Argentina. The purchase price totaled $74.3 million, including transaction costs, which has been reflected in investments in unconsolidated ventures in the accompanying balance sheet. The Company accounted for the acquisition using the purchase method, and it records its share of earnings using the equity method. The purchase price exceeded the underlying equity in Gas BAN by $13.0 million. The Company allocated this difference to the assets and liabilities acquired based on their preliminary estimated fair values. In the fourth quarter of 1999, the Company made an additional net investment in Gas BAN of approximately $11.1 million. These funds were used by the Company's Argentine holding company to repay its debt.

KU Energy Corporation. LG&E Energy and KU Energy merged on May 4, 1998, with LG&E Energy as the surviving corporation. As a result of the merger, the Company, which is the parent of LG&E, became the parent company of KU. The operating utility subsidiaries (LG&E and KU) have continued to maintain their separate corporate identities and serve customers in Kentucky and Virginia under their present names. LG&E Energy has estimated approximately $760 million in gross non-fuel savings over a ten-year period following the merger. Costs to achieve these savings of $103.9 million were recorded in the second quarter of 1998, $38.6 million of which were initially deferred and are being amortized over a five-year period pursuant to regulatory orders. Primary components of the merger costs were separation benefits, relocation costs, and transaction fees, the majority of which were paid by December 31, 1998. The Company, LG&E and KU expensed the remaining costs associated with the merger ($65.3 million) in the second quarter of 1998. In regulatory filings associated with approval of the merger, LG&E and KU committed not to seek increases in existing base rates and proposed reductions in their retail customers' bills in amounts based on one-half of the savings, net of the deferred and amortized amount, over a five-year period. The preferred stock and debt securities of the operating utility subsidiaries were not affected by the merger. The non-utility subsidiaries of KU Energy have become subsidiaries of Capital Corp.

Management has accounted for the merger as a pooling of interests and as a tax-free reorganization under the Internal Revenue Code.

In the application filed with the Kentucky Commission, the utilities proposed that 50% of the net non-fuel cost savings estimated to be achieved from the merger over a five-year period, less $38.6 million or 50% of the originally estimated costs to achieve such savings, be applied to reduce customer rates through a surcredit on customers' bills and the remaining 50% be retained by the companies. The Kentucky Commission approved the surcredit and allocated the customer savings 53% to KU and 47% to LG&E. The surcredit will be about 2% of customer bills over the next five years and will amount to approximately $55 million in net non-fuel savings to LG&E customers and approximately $63 million in net non-fuel savings to KU customers. Any fuel cost savings are passed to Kentucky customers through the companies' fuel adjustment clauses. See Note 6 for more information about LG&E's and KU's rates and regulatory matters.

Note 3 - Discontinued Operations

Effective June 30, 1998, the Company discontinued its merchant energy trading and sales business. This business consisted primarily of a portfolio of energy marketing contracts entered into in 1996 and early 1997, nationwide deal origination and some level of speculative trading activities, which were not directly supported by the Company's physical assets. The Company's decision to discontinue these operations was primarily based on the impact that volatility and rising prices in the power market had on its portfolio of energy marketing contracts. Exiting the merchant energy trading and sales business enabled the Company to focus on optimizing the value of physical assets it owns or controls, and reduced the earnings impact on continuing operations of extreme market volatility in its portfolio of energy marketing contracts. The Company will continue to meet its obligations to buy and sell natural gas and electric power under the terms of the contracts until disposition or expiration. The Company, however, has maintained sufficient market knowledge, risk management skills, technical systems and experienced personnel to maximize the value of power sales from physical assets it owns or controls, including LG&E, KU and WKE.

As a result of the Company's decision to discontinue its merchant energy trading and sales activity, and the initial decision to sell the associated gas gathering and processing business, the Company recorded an after-tax loss on disposal of discontinued operations of $225 million in the second quarter of 1998. The loss on disposal of discontinued operations resulted primarily from several fixed-price energy marketing contracts entered into in 1996 and early 1997, including the Company's long-term contract with OPC. Other components of the write-off included costs relating to certain peaking options, goodwill associated with the Company's 1995 purchase of merchant energy trading and sales operations and exit costs.

In the fourth quarter of 1999, the Company received an adverse decision from the arbitration panel considering its contract dispute with OPC, which was commenced by the Company in April 1998. As a result of this adverse decision, higher than anticipated commodity prices, increased load demands, and other factors, the Company increased its after-tax accrued loss on disposal of discontinued operations by $175 million. The additional write-off included costs related to the remaining commitments in its portfolio and exit costs expected to be incurred to serve those commitments.

In the second quarter of 2000, the Company increased its after-tax accrued loss on disposal of discontinued operations by an additional $155 million primarily to reflect the most recent OPC load forecast, coupled with increased demand, and new price forecasts for the OPC and other long-term contracts. An additional $209 million was recorded in the fourth quarter of 2000 to reflect an even higher load forecast related to the OPC contract, to adjust for higher forecasted prices, and to adjust for losses experienced through year-end. Although the Company used what it believes to be appropriate estimates for future energy prices, among other factors, to calculate the net realizable value of discontinued operations, there are inherent limitations in models to accurately predict future commodity prices, load demands and other events that could impact the amounts recorded by the Company.

Actual operating results for each of the last three years ended December 31 for the discontinued merchant energy trading and sales business, follow (in thousands of $).


                                   2000             1999             1998
                                   ----             ----             ----
   Revenues                    $471,710       $  747,983       $ 3,755,187
   Loss before taxes           (214,801)        (175,940)         (167,109)
   Net loss                    (133,456)         (70,905)         (109,431)

Net (liabilities) assets of the merchant energy trading and sales business at December 31, follow (in thousands of $).

                                                               2000       1999
                                                               ----       ----

    Cash and temporary cash investments                    $    457   $       -
    Accounts receivable                                      52,386      36,558
    Price risk management assets, net                         1,129      29,576
    Accounts payable and accruals                           (87,361)    (25,233)
    Price risk management liabilities, net                        -     (10,262)
    Other assets and liabilities, net                       (11,066)    (18,163)
                                                           --------   ---------

    Net (liabilities) assets before accrued loss on
      disposal of discontinued operations                   (44,455)     12,476

    Accrued loss on disposal of discontinued operations,
      net of income tax benefit of $247,191 and $109,503    405,544     170,698
                                                           --------   ---------

         Net liabilities of discontinued operations        (449,999)  $(158,222)
                                                           ========   =========

Total pretax charges against the accrued loss on disposal of discontinued operations through December 31, 2000, include $457.2 million for commitments prior to disposal, $69.6 million for transaction settlements, $11.1 million for goodwill, and $39.1 million for other exit costs. While the Company has been successful in settling portions of its discontinued operations, significant assets, operations and obligations remain. The Company continues to manage the remaining portfolio and believes it has hedged certain of its future obligations through various power purchase commitments and planned construction of physical assets. Management cannot predict the ultimate effectiveness of these hedges.

The pretax net fair value of the remaining commitments as of December 31, 2000, are currently estimated to be approximately $102 million in 2001, $148 million to $197 million each year in 2002 through 2004 and $30 million in the aggregate thereafter.

As of December 31, 2000, the Company's discontinued operations were under various contracts to buy and sell power and gas with net notional amounts of
26.4 million Mwh's of power and 10.6 million Mmbtu's of natural gas with a volumetric weighted-average period of approximately 29 and 36 months, respectively. These notional amounts are based on estimated loads since various commitments do not include specified firm volumes. The Company is also under contract to buy or sell coal and SO2 allowances in support of its power contracts. Notional amounts reflect the nominal volume of transactions included in the Company's price risk management commitments, but do not reflect actual amounts of cash, financial instruments, or quantities of the underlying commodity which may ultimately be exchanged between the parties.

As of December 31, 2000, the Company estimates that a $1 change in electricity prices and a 10-cent change in natural gas prices across all geographic areas and time periods could change the value of the Company's remaining energy portfolio by approximately $12.5 million. In addition to price risk, the value of the Company's remaining energy portfolio is subject to operational and event risks including, among others, increases in load demand, regulatory changes, and forced outages at units providing supply for the Company. As of December 31, 2000, the Company estimates that a 1% change in the forecasted load demand could change the value of the Company's remaining energy portfolio by $15.3 million.

The Company's discontinued operations maintain policies intended to minimize credit risk and revalue credit exposures daily to monitor compliance with those policies. As of December 31, 2000, over 97% of the Company's price risk management commitments were with counterparties rated BBB equivalent or better. As of December 31, 2000, six counterparties represented 92% of the Company's price risk management commitments.

Note 4 - Gas Facilities Business

In November 2000, the Company sold its natural gas gathering and processing business for $87.3 million. The Company recorded a loss on the sale of $52.2 million before income taxes, and included this loss in nonrecurring charges in the accompanying income statement for the year ended December 31, 2000.

Note 5 - Big Rivers Electric Corporation Lease

In July 1998, the Company closed the transaction to lease the generating assets of Big Rivers. Under the 25-year operating lease, WKE operates Big Rivers' coal-fired facilities, a combustion turbine and operates and maintains the Station Two generating facility of Henderson. The combined generating capacity of these facilities is approximately 1,700 Mw, net of Henderson's capacity and energy needs from Station Two. WKE prepaid $55.9 million for its first two years of lease payments. Lease expense for 2000, 1999 and 1998 was $29.4 million, $27.9 million and $12.8 million, respectively. See Note 18, Commitments and Contingencies, for further discussion.

In related transactions, power is supplied to Big Rivers at contractual prices over the term of the lease to meet the needs of three-member distribution cooperatives and their retail customers, including major western Kentucky aluminum smelters. Excess generating capacity is available to WKE to market throughout the region. In connection with these transactions, WKE has undertaken to bear certain of the future capital requirements of those generating assets, certain defined environmental compliance costs and other obligations.

In July 1998, as part of the deal structure with Big Rivers, WKE began advancing Big Rivers $50 million over a 24-month period to help it emerge from bankruptcy. The note is payable over a three-year period ending in July 2003, with interest at 7.165%. The monthly payments on the note, including principal and interest, equal $1.3 million through July 2001, $1.7 million from August 2001 to July 2002, $2.1 million from August 2002 to January 2003, and $1.5 million from February 2003 through July 2003.

Note 6 - Utility Rates and Regulatory Matters

Accounting for the regulated utility business conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by FERC, the Kentucky Commission and the Virginia Commission. LG&E and KU are subject to SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. Under SFAS No. 71, certain costs that would otherwise be charged to expense are deferred as regulatory assets based on expected recovery from customers in future rates. Likewise, certain credits that would otherwise be reflected as income are deferred as regulatory liabilities based on expected flowback to customers in future rates. LG&E's and KU's current or expected recovery of deferred costs and expected flowback of deferred credits is generally based on specific ratemaking decisions or precedent for each item. The following regulatory assets and liabilities were included in the consolidated balance sheets as of December 31 (in thousands of $):


                                                          2000             1999
                                                          ----             ----

    Unamortized loss on bonds                        $  26,047        $  24,150
    Merger costs                                        19,305           27,026
    Manufactured gas sites                               2,368            2,185
    Other                                                  982            1,115
                                                     ---------        ---------
    Total regulatory assets                             48,702           54,476

    Deferred income taxes - net                        (92,077)         (99,759)
    Other                                               (1,480)          (5,036)
                                                     ---------        ---------
    Total regulatory liabilities                       (93,557)        (104,795)
                                                     ---------        ---------

    Regulatory liabilities - net                     $ (44,855)       $ (50,319)
                                                     =========        =========

PUHCA. Following the acquisition of LG&E Energy by Powergen, Powergen became a registered holding company under PUHCA. As a result, Powergen, its utility subsidiaries including LG&E and KU, and certain of its non-utility subsidiaries are subject to extensive regulation by the SEC under PUHCA with respect to issuances and sales of securities, acquisitions and sales of certain utility properties, and intra-system sales of certain goods and services. In addition, PUHCA generally limits the ability of registered holding companies to acquire additional public utility systems and to acquire and retain businesses unrelated to the utility operations of the holding company. Powergen believes that it has adequate authority (including financing authority) under existing SEC orders and regulations for it and its subsidiaries to conduct their businesses as proposed during 2001. Powergen will seek additional authorization when necessary.

Environmental Cost Recovery. In August 1999, a Final Order of the Kentucky Commission approved LG&E's and KU's settlement agreement concerning the refund of the recovery of costs associated with pre-1993 environmental projects. LG&E and KU began applying the refund to customers' bills in October 1999, and completed the refund process in the month of November 2000. All aspects of the original litigation of this issue have now been resolved.

In March 2000, LG&E and KU filed an Application with the Kentucky Commission to obtain a CCN to construct up to three SCRs NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2003. Following a period of discovery in the proceeding, the Kentucky Commission granted LG&E's and KU's request for a CCN in June 2000. In its Order, the Kentucky Commission ruled that the utilities' proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E and KU filed an Application with the Kentucky Commission to amend their Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its Environmental Cost Recovery Tariff to include an overall rate of return on capital investments. Approval of LG&E's and KU's Application will allow the utilities to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews. Following the completion of hearings in March 2001, a ruling is expected by May 2001.

Electric PBR/ESM. In October 1998, LG&E and KU filed an application with the Kentucky Commission for approval of a new method of determining electric rates that sought to provide financial incentives for the utilities to further reduce customers' rates. The filing was made pursuant to the September 1997 Kentucky Commission order approving the merger of LG&E Energy and KU Energy, wherein the Kentucky Commission directed LG&E and KU to indicate whether they desired to remain under traditional rate of return regulation or commence non-traditional regulation. The proposed ratemaking method, known as PBR, included financial incentives for the utilities to reduce fuel costs and increase generating efficiency, and to share any resulting savings with customers. Additionally, the PBR proposal provided for financial penalties and rewards to assure continued high quality service and reliability.

In April 1999, LG&E and KU filed a joint agreement with the Kentucky Attorney General to adopt the PBR plan subject to certain amendments. The Kentucky Commission issued initial orders implementing the amended PBR plan, effective July 1999, and subject to modification. The Kentucky Commission also consolidated into the continuing PBR proceedings an earlier March 1999, rate complaint by a group of industrial intervenors, KIUC, in which KIUC requested significant reductions in electric rates. Hearings were conducted before the Kentucky Commission on the utilities' amended PBR plan and the KIUC rate reduction petitions in August and September 1999.

In January 2000, the Kentucky Commission issued Orders for LG&E and KU in the subject cases, ruling that LG&E and KU should reduce base rates by $27.2 million and $36.5 million, respectively, effective with bills rendered beginning March 1, 2000. The Kentucky Commission eliminated the utilities' proposal to operate under the PBR plan and reinstated the FAC mechanism effective March 1, 2000. The Kentucky Commission offered LG&E and KU the opportunity to operate under an ESM for the next three years. Under this mechanism, incremental annual earnings resulting in a rate of return on equity either above or below a range of 10.5% to 12.5% would be shared 60% with shareholders and 40% with ratepayers.

Later in January 2000, LG&E and KU filed motions for correction to the January 2000 orders for computational and other errors made in the Kentucky Commission's orders which produced overstatements in the base rate reductions of $1.1 million for LG&E and $7.7 million for KU. In February 2000, LG&E and KU accepted the Kentucky Commission's proposed ESM and filed an ESM tariff which contained detailed provisions for operation of the ESM rates. In June 2000, the Kentucky Commission ruled that the final rate reductions should be $26.4 million at LG&E and $30.4 million at KU, representing changes of approximately $0.8 million for LG&E and $6.1 million for KU. The order directed LG&E and KU to implement the revised rates effective with service rendered beginning June 1, 2000. The utilities reinstated the FAC beginning with March 2000 billings.

The first ESM filing will be made on March 1, 2001, for the year ended December 31, 2000. By order of the Kentucky Commission rate changes prompted by the ESM filing go into effect on April of each year. At December 31, 2000, LG&E recorded in its financial statements an estimated refund to ratepayers of $2.5 million and KU, which expects to fall within the 10.5%-to-12.5% range, made no adjustment to the financial statements..

DSM. LG&E's rates contain a DSM provision. The provision includes a rate mechanism that provides concurrent recovery of DSM costs and provides an incentive for implementing DSM programs. This program had allowed LG&E to recover revenues from lost sales associated with the DSM program (decoupling), but in 1998, LG&E and customer interest groups requested an end to the then current form of the decoupling rate mechanism. In September 1998, the Kentucky Commission accepted LG&E's modified tariff discontinuing the decoupling mechanism effective as of June 1, 1998. In September 2000, LG&E filed a plan to continue DSM programming with the Kentucky Commission. Pursuant to the filing, KU, also filing a plan that would expand LG&E's current DSM programs into the service territory served by KU and proposes a mechanism to recover revenues from lost sales associated with DSM programs based on program planning engineering estimates and post-implementation evaluation.

Gas PBR. Since October 1997, LG&E has implemented an experimental performance-based ratemaking mechanism related to gas procurement activities and off-system gas sales only. During the three-year test period beginning October 1997, rate adjustments related to this mechanism will be determined for each 12-month period beginning November 1 and ending October 31. Since its implementation on November 1, 1997, through October 31, 2000, LG&E has achieved $19.6 million in savings. Of the total savings, LG&E has retained $8.9 million, and the remaining portion of $10.7 million has been shared with customers. In December 2000, LG&E filed an Application reporting on the operation of the experimental PBR and requested the Kentucky Commission to extend the

PBR for an additional five years as a result of the benefits provided to both LG&E and its customers during the preceding three year experimental period. A ruling is expected by the summer of 2001.

FAC. Prior to implementation of the PBR in July 1999, and following its termination in March 2000, LG&E and KU employed an FAC mechanism, which under Kentucky law allowed the utilities to recover from customers, the actual fuel costs associated with retail electric sales. In February 1999, LG&E received orders from the Kentucky Commission requiring a refund to retail electric customers of approximately $3.9 million resulting from reviews of the FAC from November 1994, through April 1998, of which $1.9 million was refunded in April 1999, for the period beginning November 1994, and ending October 1996. In July 1999, the Kentucky Commission issues a series of orders requiring KU to refund approximately $10.1 million resulting from reviews of the FAC from November 1994 to October 1998. These respective orders changed LG&E's and KU's method of computing fuel costs associated with electric line losses on wholesale sales appropriate for recovery through the FAC.

Following rehearing in December 1999, the Kentucky Commission agreed with LG&E's position on the appropriate loss factor to use in the FAC computation and issued an order reducing the refund level for the 18-month period under review to approximately $0.8 million. LG&E enacted the refund with billings in the month of January 2000. LG&E and KIUC each filed separate appeals from the Kentucky Commission's February 1999 orders with the Franklin County, Kentucky Circuit Court and in May 2000, the Court affirmed the Commission's orders regarding the amounts disallowed and ordered the case remanded as to the Kentucky Commission's denial of interest, directing the Kentucky Commission to determine whether interest should be awarded LG&E's ratepayers. In June 2000, LG&E appealed the Circuit Court's decision to the Kentucky Court of Appeals. A final decision on the appeal is not expected until late 2001 or early 2002.

At KU's request, in July 1999, the Kentucky Commission stayed the refund requirement pending its final determination of any rehearing request that KU may file. In August 1999, KU filed its request for rehearing of the July orders. In August 1999, the Kentucky Commission issued a final order in the KU proceedings, agreeing, in part with KU 's arguments outlined in its petition for rehearing. While the Kentucky Commission confirmed that KU should change its method of computing the fuel costs associated with electric line losses, it agreed with KU that the line loss percentage should be based on KU's actual line losses incurred in making wholesale sales rather than the percentage used in its Open Access Transmission Tariff. The Kentucky Commission also upheld its previous ruling concerning the computation of system line losses in the calculation of the FAC. The net effect of the Kentucky Commission's final order was to reduce the refund obligation to $6.7 million ($5.8 million on Kentucky jurisdictional basis) from the original order amount of $10.1 million. In August 1999, KU recorded its estimated share of anticipated FAC refunds. KU began implementing the refund in October and completed the refund in September 2000. Both KU and the KIUC appealed the order to the Franklin Circuit Court. In October 2000, the Court affirmed the Kentucky Commission's orders concerning all issues except interest, with respect to which it held that KU will be required to pay interest on the amount disallowed "if the Commission within its discretion so determines", and ordered the case remanded to the Kentucky Commission on that issue. In November 2000, KU appealed the Circuit Court's decision to the Kentucky Court of Appeals. A final decision on the appeal is not expected until late 2001 or early 2002.

Gas Rate Case. In March 2000, LG&E filed an application with the Kentucky Commission requesting an adjustment in LG&E's gas rates. LG&E asked for a general adjustment in gas rates for a test year for the twelve months ended December 31, 1999. The revenue increase applied for was $26.4 million. The Kentucky Commission subsequently suspended the effective date of the proposed new tariffs, and held hearings during August 2000. In September 2000, the Kentucky Commission granted LG&E an annual increase in its base gas revenues of $20.2 million effective September 28, 2000. The Kentucky Commission authorized a return on equity of 11.25%. The Kentucky Commission approved LG&E's proposal for a weather normalization billing adjustment mechanism that will normalize the effect of weather on revenues from gas sales. In October 2000, the Kentucky Attorney General requested that the Kentucky Commission grant rehearing on a single revenue requirements issue (normalization of forfeited discounts) on the grounds that the September order did not rule on or otherwise discuss the issue. In November 2000, the Kentucky Commission granted the Attorney General's request for rehearing, rejected the Attorney General's proposed adjustment to normalize the level of forfeited discounts, and ordered that its September 2000 order be modified to reflect its findings on the issue.

Kentucky PSC Administrative Case for Affiliate Transactions. In December 1997, the Kentucky Commission opened Administrative Case No. 369 to consider Kentucky Commission policy regarding cost allocations, affiliate transactions and codes of conduct governing the relationship between utilities and their non-utility operations and affiliates. The Kentucky Commission intends to address two major areas in the proceedings: the tools and conditions needed to prevent cost shifting and cross-subsidization between regulated and non-utility operations; and whether a code of conduct should be established to assure that non-utility segments of the holding company are not engaged in practices that could result in unfair competition caused by cost shifting from the non-utility affiliate to the utility. In September 1998, the Kentucky Commission issued a draft code of conduct and cost allocation guidelines. In January 1999, LG&E and KU, as well as all parties to the proceeding, filed comments on the Kentucky Commission draft proposals. In December 1999, the Kentucky Commission issued guidelines on cost allocation and held a hearing in January 2000, on the draft code of conduct. In February 2000, the Commission issued including a draft Code of Conduct for the purpose of further consideration in the process to promulgate a regulation. In early 2000, the Kentucky General Assembly enacted legislation, House Bill 897, which authorized the Kentucky Commission to require utilities who provide nonregulated activities to keep separate accounts and allocate costs in accordance with procedures established by the Kentucky Commission.

In the same Bill, the General Assembly set forth provisions to govern a utilities activities related to the sharing of information, databases, and resources between its employees or an affiliate involved in the marketing or the provision of nonregulated activities and its employees or an affiliate involved in the provision of regulated services. The legislation became law in July 2000 and LG&E and KU have been operating pursuant thereto since that time.

Note 7 - Financial Instruments

The cost and estimated fair values of the Company's non-trading financial instruments (excluding the fair values of the Company's price risk management assets and liabilities) as of December 31, 2000 and 1999 follow (in thousands of $):


                                                     2000                         1999
                                                     ----                         ----
                                                              Fair                        Fair
                                              Cost           Value          Cost          Value
                                              ----           -----          ----          -----

    Assets:
    -------
    Marketable securities                $    7,649     $     7,000    $   10,562     $    9,984
    U.S. Treasury note and
      bond futures                                -            (89)             -            142
    Long-term investments -
      Not practicable to estimate
         fair value                             778            778          2,269          2,269

    Liabilities and capitalization:
    -------------------------------
    Preferred stock subject
      to mandatory redemption                25,000         25,275         25,000         24,861
    Long-term debt (including
      current portion)                    1,731,017      1,718,769      1,711,225      1,690,752
    Interest rate swaps                           -         (2,439)             -         (2,138)

All of the above valuations reflect prices quoted by exchanges except for the swaps and the long-term investments. The fair values of the swaps reflect price quotes from dealers or amounts calculated using accepted pricing models. The fair values of the long-term investments reflect cost, since the Company cannot reasonably estimate fair value.

Interest Rate Swaps. The Company enters into interest rate swap agreements to exchange fixed and variable interest rate payment obligations without the exchange of underlying principal amounts. As of December 31, and 1999, the Company was party to various interest rate swaps with aggregate notional amounts of $387.3 million and $487.3 million, respectively. Under swap agreements the Company paid fixed rates averaging 4.41% and 4.53% and received variable rates of averaging 4.84% and 5.61% at December 31, 2000 and 1999, respectively. The Company also paid variable rates averaging 6.69% and 6.46% and received fixed rates averaging 7.13% at December 31, 2000 and 1999, respectively. The swaps mature on dates ranging from 2001 to 2025.

At December 31, 2000, the Company held U.S. Treasury note and bond futures contracts with notional amounts totaling $3.4 million. These contracts are used to hedge price risk associated with certain marketable securities and mature in March 2001.

Note 8 - Concentrations of Credit and Other Risks

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted. Concentrations of credit risk (whether on- or off-balance sheet) relate to groups of customers or counterparties that have similar economic or industry characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions.

LG&E's customer receivables and gas and electric revenues arise from deliveries of natural gas to approximately 299,000 customers and electricity to approximately 364,000 customers in Louisville and adjacent areas in Kentucky. KU's customer receivables and revenues arise from deliveries of electricity to about 464,000 customers in over 600 communities and adjacent suburban and rural areas in 77 counties in central, southeastern and western Kentucky and to about 29,000 customers in five counties in southwestern Virginia. For the year ended December 31, 2000, 85% of total utility revenue was derived from electric operations and 15% from gas operations.

The financial position and results of operations of the domestic unconsolidated ventures are substantially dependent upon the continuation of long-term power sales contracts with purchasing utilities. The Argentine natural gas distribution companies serve approximately 1.9 million customers in seven provinces in Argentina. WKE's receivables and revenues arise from the deliveries of electricity and generating capacity to Big Rivers for distribution to its three member distribution cooperatives and other major wholesale customers. CRC has a concentration of customers in the oil and gas pipeline construction industry, which experiences cyclical fluctuations, and its receivables are collateralized on a limited basis with negotiable letters of credit. Ten of CRC's customers were responsible for approximately 40% of its revenues for 2000.

In December 1998, LG&E and IBEW Local 2100 employees, which represent approximately 60% of LG&E's workforce, entered into a three-year collective bargaining agreement. In August 2000, KU and its employees represented by IBEW Local 2100 entered into a one-year collective bargaining agreement. At the same time, KU and its employees represented by USWA Local 9447-01 entered into a two-year collective bargaining agreement with a reopener for wages only to be effective August 1, 2001. The employees represented by these two bargaining units make up approximately 15% of KU's workforce. In September 1998, WKE and IBEW Local 1701 employees entered into a three-year collective bargaining agreement. CRC contracts with employees represented by applicable locals of the LIU and the UAJ-APPI on a project basis.

Note 9 - Investments in Unconsolidated Ventures

The Company's investments in unconsolidated ventures reflect interests in domestic and foreign electric power and steam producing plants and two of the Argentine gas distribution companies. These investments are accounted for using the equity method.

The fuel type, ownership percentages and carrying amounts of the unconsolidated ventures as of December 31, 2000, are summarized as follows (in thousands of $):

                                                                               Carrying
                                                     Fuel Type    % Owned       Amount
                                                     ---------    -------      --------

    LG&E Westmoreland - Southampton                      Coal         50     $  17,900
    LG&E Westmoreland - Altavista                        Coal         50        16,399
    LG&E Westmoreland - Hopewell                         Coal         50        15,375
    Westmoreland - LG&E Partners - Roanoke Valley        Coal         50        29,949
    Electric Energy, Inc. (Note 18)                      Coal         20         2,054
    LG&E Power Gregory                                    Gas         50        37,589
    Distribuidora de Gas Cuyana                           Gas         14        44,144
    Gas Natural BAN, S.A. (Note 2)                        Gas         20        93,432
    Tenaska Limited Partnerships                          Gas       5-10         3,383
    Windpower Partners 1993                              Wind         50        23,280
    Windpower Partners 1994                              Wind         25             -
    KW Tarifa, S.A.                                      Wind         46         7,558
                                                                              --------

    Total                                                                     $291,063
                                                                              ========

The Company's carrying amount exceeded the underlying equity in unconsolidated ventures by $39.6 million and $39.8 million at December 31, 2000 and 1999, respectively. This difference, which is being amortized, represents adjustments to reflect the fair value of the underlying net assets acquired and related goodwill.

In November 2000, LPI, a wholly owned subsidiary of Capital Corp., entered into an agreement with Dominion Virginia Power which gave LPI an option to sell, and Dominion Virginia Power an option to buy, LPI's 50% equity interests in three 63Mw coal-fired cogeneration power projects located in Virginia (Southampton, Altavista and Hopewell) pending various state and regulatory approvals. Due to the contingent nature of the sale, no gain or loss was recognized from the sale as of December 31, 2000.

WLP, a partnership in which the Company owns a 50% interest, and Dominion Virginia Power finalized a settlement in 2000 regarding the Roanoke Valley facility. The settlement, which is part of a larger restructuring of contracts, provided a cash payment to WLP, modified the power purchase agreement to align the interests of the WLP and Dominion Virginia Power and resolved existing litigation and regulatory proceedings with regard to how WLP would be compensated in the event of forced outage days. As a consequence of the settlement, the Company recognized a pretax gain in 2000 of approximately $15 million.

In June 2000, the Company sold its interest in KUCC Cleburne Corporation, through which the Company owned a minority interest in one of the Tenaska limited partnerships, for $4.6 million. This sale resulted in a pretax gain of approximately $1.3 million.

In March 2000, the Company sold its interest in CEC-APL L.P., a partnership in which the Company owned a 49% interest, for approximately $18 million. This sale resulted in a pretax gain of approximately $2 million.

In March 1999, LG&E-Westmoreland Rensselaer, a California general partnership in which the Company owns a 50% interest, sold substantially all the assets and major contracts of its 79 Mw gas-fired cogeneration facility in Rensselaer, New York, with net proceeds to the Company of approximately $34 million. The sale resulted in an after-tax gain to the Company of approximately $8.9 million.

In January 1999, a final order was entered in the bankruptcy proceedings involving Westmoreland Coal Company and certain of its subsidiaries, including Westmoreland Energy, Inc., the parent of various entities that are partners with company subsidiaries in five of the independent generating facilities. However, none of the partnerships and no partner of the current partnerships has been under bankruptcy court protection, nor were these partnerships in a default occasioned under the project loan documents.

With respect to the Wind projects listed above, certain of the Company's partners (or affiliates of such partners) are in bankruptcy proceedings. During the third quarter of 1998, the Company wrote off its aggregate remaining investment in Windpower Partners 1994 of $3.8 million. During 1999, the Wind projects received certain amounts in connection with such bankruptcy proceedings.

In November 1998, the Company received approximately $8.5 million in connection with an arbitration proceeding concerning a former PPA between Tenaska Washington Partners II, L.P. and the BPA. The Company has a 10% interest in this partnership, which owned a partially constructed facility in Frederickson, Washington. This facility was transferred to the BPA following payment of the award.

In June 1998, the partnership that owns the Rensselaer facility, along with 14 other independent power producers, participated in the consummation of a MRA with NIMO. As part of the MRA, the partnership restructured its power purchase agreement with NIMO and entered into a new multi-year agreement with the utility. Concurrent with the MRA, the Company reached a settlement with other parties to retain a 50% ownership in the Rensselaer facility. As a result of these transactions, the Company recorded a $21 million, net after-tax gain in 1998.

In June 1998, the Company sold half of its interest in the Gregory, Texas, project and became a 50% partner in the 550 Mw gas-fired project. The project began operations in mid-2000. See Note 18, Commitments and Contingencies.

In February 1998, the Company sold its indirect, one-third interest in the company which owned and operated the San Miguel, Argentina generating facility for a price of $16 million. The sale resulted in a $2.8 million pre-tax charge to 1998 earnings.

Note 10 - Leveraged Leases

During 1999, all of the Company's leveraged turbine leases in which Capital Corp. owned an equity interest expired. The lessees who leased five of the turbines exercised their options to purchase resulting in pre-tax gains totaling $3.1 million. The lessee who leased the remaining three turbines allowed its leases to terminate and Capital Corp. reclassified the $9.1 million carrying value of the three remaining turbines to Investment in

Unconsolidated Ventures at December 31, 1999. During the first quarter of 2000 these turbines were sold resulting in a pre-tax gain totaling $2.0 million. See
Note 9, Investments in Unconsolidated Ventures and Note 18, Commitments and Contingencies.

See Note 15, Other Income and Deductions for income from leveraged leases.

Note 11 - Combustion Turbines

Capital Corp. purchases gas combustion turbines and installs them in LG&E's and KU's power plants or in the power plants of other nonregulated subsidiaries of the Company. When the turbines begin production, Capital Corp. transfers ownership of the turbines to the two utilities or the other nonregulated subsidiaries at cost. At December 31, 2000, Capital Corp. had an investment of $165.3 million in gas turbines it had not yet transferred. This amount is included in Other Property and Investments - Other in the accompanying balance sheet.

Note 12 - Marketable Securities

The Company's classified its marketable securities as available-for-sale until December 31, 2000, when the Company classified them as trading. Proceeds from sales of marketable securities in totaled approximately $4.3 million, which resulted in realized gains of approximately $0.1 million and losses of approximately $0.3 million, calculated using the specific identification method. These realized gains and losses included a net loss of approximately $0.6 million that resulted from the classification changed mentioned above. Proceeds from sales of securities in totaled approximately $11.7 million, which resulted in realized gains of approximately $0.7 million and losses of approximately $0.2 million.

Approximate cost, fair value and other required information pertaining to the Company's marketable securities by major security type, as of December 31, 2000 and 1999, follow (in thousands of $):

                                                 Fixed
                                   Equity        Income           Total
                                   ------        ------           -----
    2000:
    -----
    Cost                           $7,649        $    -          $7,649
    Unrealized gains                   30             -              30
    Unrealized losses                (768)            -            (768)
                                   ------        ------         -------
    Fair values                    $6,911        $    -          $6,911
                                   ======        ======         =======

    Fair values:
      No maturity                  $6,911        $    -          $6,911
      Contractual maturities:
         Less than one year             -             -               -
         One to five years              -             -               -
         Five to ten years              -             -               -
                                   ------        ------         -------
    Total fair values              $6,911        $    -          $6,911
                                   ======        ======         =======

    1999:
    -----
    Cost                           $7,529        $3,033         $10,562
    Unrealized gains                  170             3             173
    Unrealized losses                (498)         (111)           (609)
                                   ------        ------         -------
    Fair values                    $7,201        $2,925         $10,126
                                   ======        ======         =======

    Fair values:
      No maturity                  $7,201        $     -        $ 7,201
      Contractual maturities:
         Less than one year             -         2,134           2,134
         One to five years              -           631             631
         Five to ten years              -           160             160
                                   ------        ------         -------
    Total fair values              $7,201        $2,925         $10,126
                                   ======        ======         =======

Note 13 - Pension Plans and Retirement Benefits

Pension Plans and Retirement Benefits. LG&E Energy Corp. sponsors several qualified and non-qualified pension plans and other postretirement benefit plans for its employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the three-year period ending December 31, 2000, and a statement of the funded status as of December 31 for each of the last three years (in thousands of $):


                                                            2000            1999            1998
                                                            ----            ----            ----
    Pension Plans:
    -------------
    Change in benefit obligation
     Benefit obligation at beginning of year           $ 521,414       $ 558,641        $499,143
     Service cost                                         10,062          13,761          14,242
     Interest cost                                        42,052          37,749          35,715
     Plan amendments                                      33,929          (2,311)          6,377
     Acquisitions/divestitures                                 -               -          (2,243)
     Curtailment (gain) or loss                                -               -            (364)
     Special termination benefits                              -               -          23,965
     Benefits paid                                       (33,854)        (28,475)        (23,823)
     Actuarial (gain) or loss                              5,157         (57,951)          5,629
                                                       ---------       ---------        --------
     Benefit obligation at end of year                 $ 578,760       $ 521,414        $558,641
                                                       =========       =========        ========

    Change in plan assets
     Fair value of plan assets at beginning
       of year                                         $ 642,215       $ 550,711       $ 501,361
     Actual return on plan assets                        (17,515)        102,824          70,631
     Employer contributions                                1,208          19,484           2,638
     Benefits paid                                       (33,855)        (28,475)        (23,823)
     Administrative expenses                              (3,118)         (2,329)            (96)
                                                       ---------       ---------       ---------
     Fair value of plan assets at end of year          $ 588,935       $ 642,215        $550,711
                                                       =========       =========       =========

    Reconciliation of funded status
     Funded status                                     $  10,175       $ 120,801       $  (7,930)
     Unrecognized actuarial (gain) or loss              (106,305)       (200,620)        (96,368)
     Unrecognized transition (asset) or obligation        (6,619)         (7,839)         (9,059)
     Unrecognized prior service cost                      68,666          40,916          47,286
                                                       ---------       ---------       ---------
     Net amount recognized at year-end                 $ (34,083)      $ (46,742)      $ (66,071)
                                                       =========       =========       =========

    Other Benefits:
    ---------------
    Change in benefit obligation
     Benefit obligation at beginning of year           $ 101,337       $ 127,593       $ 115,894
     Service cost                                          1,769           3,040           2,870
     Interest cost                                         9,280           7,248           8,255
     Plan amendments                                      14,132         (22,236)            613
     Acquisitions/divestitures                                 -               -           2,283
     Curtailment (gain) or loss                                -               -           3,584
     Special termination benefits                              -               -           2,855
     Benefits paid                                        (9,371)         (7,709)         (5,260)
     Actuarial (gain) or loss                              7,978          (6,599)         (3,501)
                                                       ---------       ---------       ---------
     Benefit obligation at end of year                 $ 125,125       $ 101,337       $ 127,593
                                                       =========       =========       =========


                                       27



                                                           2000            1999            1998
                                                           ----            ----            ----
    Change in plan assets
      Fair value of plan assets at
        beginning of year                                $39,897         $30,484         $22,192
      Actual return on plan assets                        (1,260)          7,221           5,313
      Employer contributions                               2,198           8,650           7,056
      Benefits paid                                       (9,371)         (6,458)         (4,077)
                                                       ---------       ---------       ---------
      Fair value of plan assets at end of year           $31,464         $39,897         $30,484
                                                       =========       =========       =========

    Reconciliation of funded status
      Funded status                                     $(93,661)       $(61,441)       $(97,109)
      Unrecognized actuarial (gain) or loss              (18,719)        (31,838)        (20,115)
      Unrecognized transition (asset) or obligation       35,245          38,183          63,834
      Unrecognized prior service cost                     16,079           4,291           3,572
                                                       ---------       ---------       ---------
      Net amount recognized at year-end                 $(61,056)       $(50,805)       $(49,818)
                                                       =========       =========       =========

There are no plan assets in the nonqualified plan due to the nature of the plan.

The following tables provide the amounts recognized in the balance sheet and information for plans with benefit obligations in excess of plan assets as of December 31, 2000, 1999 and 1998 (in thousands of $):


                                                            2000            1999            1998
                                                            ----            ----            ----
    Pension Plans:
    --------------
    Amounts recognized in the consolidated
      balance sheet consisted of:
        Accrued benefit liability                       $(56,838)       $(56,757)       $(67,126)
        Intangible asset                                   2,112             301             426
        Prepaid benefit cost                              18,880           6,471               -
        Other                                              1,763            (300)            706
                                                       ---------       ---------        --------
        Net amount recognized at year-end               $(34,083)       $(50,285)       $(65,994)
                                                       =========       =========        ========

    Additional year-end information for
      plans with benefit obligations in
      excess of plan assets:
        Projected benefit obligation (1)                $421,243        $159,131        $163,722
        Accumulated benefit obligation (2)                18,099          11,249         142,941
        Fair value of plan assets (1)                    373,003         141,346         111,914

     (1)All years include LG&E's non-union plan, LG&E Energy's plan, WKE's union plan and the Company's unfunded SERPs.

     (2)All years include the Company's SERPs plus in 1999 WKE's union plan and in 1998 LG&E's non-union plan. LG&E Energy's plan and WKE's union plan.


                                                            2000            1999            1998
                                                            ----            ----            ----
    Other Benefits:
    ---------------
    Amounts recognized in the consolidated
      balance sheet consisted of:
         Accrued benefit liability                      $(61,056)       $(50,805)       $(49,818)
         Other                                                 -               -          (4,421)
                                                        --------        --------        --------
         Net amount recognized at year-end              $(61,056)       $(50,805)       $(54,239)
                                                        ========        ========        ========

    Additional year-end information for plans
      with benefit obligations in
      excess of plan assets:
         Projected benefit obligation                   $125,125        $101,337        $127,593
         Fair value of plan assets                        31,464          44,499          30,484


The following table provides the components of net periodic benefit cost for the plans for 2000, 1999 and 1998 (in thousands of $):

                                                            2000            1999            1998
                                                            ----            ----            ----
    Pension Plans:
    --------------
    Components of net periodic benefit cost
      Service cost                                      $ 10,062        $ 13,761        $ 14,242
      Interest cost                                       42,052          37,749          35,715
      Expected return on plan assets                     (59,270)        (51,435)        (42,278)
      Amortization of prior service cost                   6,179           4,059           4,421
      Amortization of transition (asset)
        or obligation                                     (1,220)         (1,220)         (1,224)
      Recognized actuarial (gain) or loss                 (9,913)         (2,759)         (2,248)
                                                        --------        --------        --------
      Net periodic benefit cost (income)                $(12,110)            155        $  8,628
                                                        ========        ========        ========

    Special charges
      Curtailment gain                                         -               -        $ (2,204)
      Prior service cost recognized                            -               -           2,015
      Special termination benefits                      $      -               -          23,965
                                                        --------        --------        --------
      Total charges                                     $      -               -        $ 23,776
                                                        ========        ========        ========

    Other Benefits:
    ---------------
    Components of net periodic benefit cost
      Service cost                                      $  1,769         $ 3,040        $  2,870
      Interest cost                                        9,280           7,248           8,255
      Expected return on plan assets                      (2,480)         (2,302)         (1,722)
      Amortization of prior service cost                   2,344             473             373
      Amortization of transition (asset)
        or obligation                                      2,937           2,937           4,621
      Recognized actuarial (gain) or loss                 (1,402)           (700)           (467)
                                                        --------        --------        --------
      Net periodic benefit cost                          $12,448         $10,696         $13,930
                                                        ========        ========        ========

    Special charges
      Curtailment loss                                         -               -           2,243
      Special termination benefits                             -               -           2,855
                                                        --------        --------        --------
      Total charges                                            -               -           5,098
                                                        ========        ========        ========

On May 4, 1998, LG&E Energy and KU Energy merged, with LG&E Energy as the surviving corporation. At the time of the merger KU Energy had both qualified and nonqualified pension plans. During 1998, the Company invested approximately $24.0 million in special termination benefits as a result of its early retirement program offered to eligible employees post-merger. In May 1997, $4.7 million in lump sum payments were made to retired employees of KU Energy due to a change-in-control provision in the Supplemental Security Plan of the Merger Agreement.

The assumptions used in the measurement of the Company's pension benefit obligation are shown in the following table:

                                                                    2000             1999               1998
                                                                    ----             ----               ----
    Weighted-average assumptions as of December 31
      Discount rate                                                 7.75%            8.00%             7.00%
      Expected long-term rate of return on plan assets (1)          9.50%            9.50%       8.25%-8.50%
      Rate of compensation increase (2)                             4.75%            5.00%       3.50%-4.00%

    (1)  All plans used 8.50% for 1998 and 1997 except KU's.
    (2) All plans used 4.00% for 1998 and 1997 except LG&E's union plan which used 3.50% for 1998 and 2.00% for 1997.

For measurement purposes, a 7.00% annual increase in the per capita cost of covered health care benefits was assumed for 2000. The rate was assumed to decrease gradually to 5.00% for 2005 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects (in thousands of $):

                                                                            1% Decrease     1% Increase
                                                                            -----------     -----------
      Effect on total of service and interest cost components for 2000        $   (710)         $   805
      Effect on year-end 2000 postretirement benefit obligations                (6,032)           6,837

Thrift Savings Plans. The Company has thrift savings plans under section 401(k) of the Internal Revenue Code. Under these plans, eligible employees may defer and contribute to the plans a portion of current compensation in order to provide future retirement benefits. The Company makes contributions to the plans by matching a portion of the employee's contributions. The costs of this matching were approximately $6.5 million, $6.4 million and $6.0 million for 2000, 1999 and 1998, respectively.

Note 14 - Income Taxes

Components of income tax expense are shown in the table below (in thousands of $):


                                                  2000         1999        1998
                                                  ----         ----        ----
     Included in Income Taxes:
       Current         - federal              $ 76,597     $ 91,825    $113,990
                       - foreign                15,733       15,160      12,208
                       - state                   9,499       22,514      23,642
       Deferred        - federal - net         (18,981)       7,173     (25,657)
                       - state - net            (1,118)       4,868      (5,267)
     Amortization of investment tax credit      (7,948)      (8,016)     (8,087)
                                              --------    ---------    --------

     Total                                     $73,782     $133,524    $110,829
                                              ========    =========    ========

Net deferred tax liabilities resulting from book-tax temporary differences are shown below (in thousands of $):



                                                       2000          1999
                                                       ----          ----
     Deferred tax liabilities:
       Depreciation and other
          plant-related items                      $672,281      $716,064
       Other liabilities                             36,420        44,117
                                                   --------     ---------
                                                    708,701       760,181
                                                   --------      --------

     Deferred tax assets:
       Investment tax credit                         31,459        34,642
       Income taxes due to customers                 37,211        39,300
       Deferred income                               11,411        11,294
       Accrued liabilities not currently
          deductible and other                       52,898        89,065
                                                   --------     ---------
                                                    132,979       174,301
                                                   --------      --------

     Net deferred income tax liability             $575,722      $585,880
                                                   ========      ========

At December 31, 1999, the Company had $89.9 million of net operating loss carryforwards and a valuation allowance of $22.8 million related to these deferred tax assets. In the year ended December 31, 2000, the Company generated sufficient taxable income to utilize the net operating loss carryforwards. The $22.8 million valuation allowance was relieved against unamortized goodwill.

A reconciliation of differences between the statutory U.S. federal income tax rate and the Company's effective income tax rate as a percentage of income from continuing operations before income taxes and preferred dividends follows:



                                                                      2000         1999        1998
                                                                      ----         ----        ----
     Statutory federal income tax rate                                35.0%        35.0%       35.0%
     State income taxes net of federal benefit                         2.5          4.9         4.4
     Effect of foreign operations including foreign tax credit          .3           .9         1.8
     Investment and other tax credits                                 (4.8)        (3.9)       (3.6)
     Nondeductible merger expenses                                     4.9            -         4.7
     Other differences - net                                          (5.1)        (1.4)       (2.2)
                                                                      ----         ----        ----

     Effective income tax rate                                        32.8%        35.5%       40.1%
                                                                      ====         ====        ====

Note 15 - Other Income and Deductions

Other income and deductions consisted of the following at December 31 (in thousands of $):

                                                                      2000         1999        1998
                                                                      ----         ----        ----

         Interest and dividend income                             $ 13,870    $   9,803    $ 10,552
         Gains (losses) on disposals - net                           2,853        3,801      (4,942)
         Income from leveraged leases                                    -        3,205       4,273
         Other                                                       1,646        2,496      (1,783)
                                                                  --------     --------    --------

         Total other income, net                                  $ 18,369     $ 19,305    $  8,100
                                                                  ========     ========    ========

Note 16 - Long-Term Debt

Long-term debt and the current portion of long-term debt, summarized below (in thousands of $), consists primarily of first mortgage bonds and pollution control bonds issued by LG&E and KU, and medium-term notes issued by Capital Corp. Interest rates and maturities in the table below are for the amounts outstanding at December 31, 2000.

                                                                                Weighted
                                                                                 Average
                                                               Stated           Interest                      Principal
                                                       Interest Rates               Rate      Maturities        Amounts
                                                       --------------           --------      ----------      ---------

         LG&E - fixed-rate                              5.45% - 6.55%              5.87%     2003 - 2023    $   252,265
         LG&E - variable-rate (pollution-
           control bonds)                                    Variable              4.79%     2027 - 2030        108,335
         KU - fixed-rate                                5.75% - 8.55%              7.00%     2003 - 2027        417,930
         KU - variable-rate (pollution-
           control bonds)                                    Variable              4.80%            2023         12,900
         Capital Corp.                                 6.205% - 6.75%              6.33%     2002 - 2008        300,123
                                                                                   -----                     ----------
           Total long-term debt                                                    6.31%                     $1,091,553
                                                                                   =====                     ==========

         LG&E (pollution control bonds)                      Variable              4.72%     2013 - 2027     $  246,200
         KU (pollution control bonds)                        Variable              5.40%            2024         54,000
         Capital Corp. (medium-term notes)              5.75% - 10.5%              6.96%     2001 - 2011        339,264
                                                                                   -----                     ----------
           Total current portion of
              long-term debt                                                       5.96%                     $  639,464
                                                                                   =====                     ==========

Under the provisions for LG&E's and KU's variable-rate pollution control bonds classified as current portion of long-term debt, the bonds are subject to tender for purchase at the option of the holder and to mandatory tender for purchase upon the occurrence of certain events, causing the bonds to be classified as current portion of long-term debt. The average annualized interest rate for these bonds were 4.45% and 4.38% for LG&E's and KU's bonds, respectively.

Maturities of long-term debt outstanding (principal amounts stated in thousands of $) at December 31, 2000, are summarized below.

         2002                                          $     89
         2003                                           104,631
         2004                                           150,000
         2005                                                 -
         Thereafter                                     836,833
                                                     ----------
         Total                                       $1,091,553
                                                     ==========

In September 2000, Capital Corp.'s $50.0 million floating-rate medium-term note matured and was retired utilizing proceeds from sales of commercial paper.

In June 2000, Capital Corp. issued $150.0 million in floating-rate medium-term notes due June 2001.

In August 2000, LG&E refinanced its Pollution Control Series Q bonds totaling $83.3 million with Pollution Control Series Z bonds in the same amount.

In May 2000, LG&E refinanced its Pollution Control Series P bonds totaling $25.0 million with Pollution Control Series Y bonds in the same amount. At the same time, KU refinanced the two Pollution Control Series 7 notes totaling $12.9 million with Series 11 notes in the same amount.

In December 1999, LG&E notified bondholders of its intent to exercise its call option on its $20.0 million 7.50% First Mortgage Bonds due July 1, 2002. The bonds were redeemed in January 2000 utilizing proceeds from the issuance of commercial paper.

In May 1999, Capital Corp. issued $150.0 million of medium-term notes due May 2004 with an effective rate of 6.13%.

In September 1999, Capital Corp. issued $50.0 million of floating-rate notes under its medium-note program that mature in September 2000. The notes bear interest at a rate of one-month LIBOR plus 10 basis points.

Annual requirements for the sinking funds of LG&E's First Mortgage Bonds (other than the First Mortgage Bonds issued in connection with certain Pollution Control Bonds) are the amounts necessary to redeem 1% of the highest principal amount of each series of bonds at any time outstanding. Property additions (166 2/3% of principal amounts of bonds otherwise required to be so redeemed) have been applied in lieu of cash.

Substantially all of LG&E's and KU's utility plants are pledged as security for its First Mortgage Bonds. LG&E's indenture, as supplemented, provides in substance that, under certain specified conditions, portions of retained earnings will not be available for the payment of dividends on common stock. No portion of retained earnings is presently restricted by this provision.

Note 17 - Notes Payable

The Company had no notes payable at December 31, 2000. Capital Corp. had outstanding commercial paper of $329.5 million at December 31, 1999, at a weighted-average interest rate of 5.97%.

LG&E's short-term financing requirements are satisfied through the sale of commercial paper. LG&E had outstanding commercial paper of $120.1 million at December 31, 1999, at a weighted-average interest rate of 6.02%.

KU had no short-term borrowings at December 31, 1999 or 2000.

At December 31, 2000, the Companies had lines of credit in place totaling $881.4 million ($200 million for LG&E and $681.4 million for Capital Corp.) for which they pay commitment or facility fees. The LG&E credit facility provides support of commercial paper borrowings. The Capital Corp. facility provides for short-term borrowing, letter of credit issuance, and support of commercial-paper borrowings. Unused capacity under these lines totaled $827.2 million after considering $54.2 million in letters of credit securing on- and off-balance sheet commitments. The Capital Corp. and LG&E credit lines will expire at various times from 2001 through 2002. Management expects to renegotiate these lines when they expire.

The lenders under the credit facilities, commercial paper program, and medium-term notes for Capital Corp. are entitled to the benefits of a Support Agreement with LG&E Energy. The Support Agreement states, in substance, that LG&E Energy will provide Capital Corp. with the necessary funds and financial support to meet their obligations under the credit facilities, commercial paper program, and medium-term notes.

Note 18 - Commitments and Contingencies

Construction Program

The Company had commitments, primarily in connection with the construction program of LG&E and KU, aggregating approximately $24 million at December 31, 2000. LG&E's construction expenditures for and are estimated to total approximately $413 million. KU's construction expenditures for the same period are estimated to total approximately $300 million. These figures include $57 million and $51 million for LG&E and KU, respectively, for the purchase of two CTs currently under construction. One of the CTs is being built at LG&E's Paddy Run location and the other at KU's E.W. Brown location. LG&E will own 53% of the two CTs, and KU will own 47%. LG&E and KU have received approval from the Kentucky Commission for the purchase of the CTs, and KU is still waiting confirmation of certain matters from the Virginia Commission.

Non-utility construction expenditures for and are estimated to total $111 million.

Letters of Credit

Capital Corp. has provided letters of credit issued to third parties to secure certain off-balance sheet obligations (including contingent obligations) of its subsidiaries. The letters of credit securing such obligations totaled approximately $33.6 million and $27.9 million at December 31, 2000 and 1999, respectively. These letters of credit are subject to Support Agreements as more fully described in Note 17, Notes Payable.

Capital Corp. has provided a guarantee of a lease obligation to a third party. The obligation totaled $2.1 million and $4.9 million at December 31, 2000 and 1999, respectively.

Projects

Monroe Project. In 1999, a subsidiary of the Company entered into an operating lease wherein it agreed to lease three combustion turbines and related facilities to be installed and constructed at a 450 Mw natural gas-fired merchant power generation plant being developed by the Company in Monroe, Georgia. The lease has a five year term, but no rent is payable until the turbines have been completed and installed, currently anticipated in June 2001. At the end of the lease term, the Company may purchase the leased assets or assist the lessor in selling them. If the assets are sold, the Company is obligated to make up any deficiency between the lease balance and the proceeds subject to a cap. The total value of assets under the lease is expected to be approximately $175 million.

Gregory Project. In June 1998, LPI entered into a partnership with Columbia Electric Corporation for the development of a natural gas-fired cogeneration project in Gregory, Texas, providing electricity and steam equivalent of 550 Mw. Initial construction commenced in August 1998 and non-recourse financing for a majority of the construction and other costs was obtained in November 1998. The project will sell steam and a portion of its electric output to Reynolds Metals Company. A medium-term fixed-price contract has also been entered into with a third party for a portion of the remaining electric output. The project began commercial operation in the fall of 2000 with an anticipated total project cost of approximately $240 million. The Company's equity contribution was approximately $35 million in connection with its 50% interest in the project.

Windpower Partners 1994. WPP 94 is a windpower generation facility in Texas, in which the Company has a 25% interest. Since September 1997 WPP 94 has not made its semiannual payments, due in March and September each year, to Hancock under certain Notes issued by WPP 94 to Hancock. WPP 94 and Hancock have entered into cash sweep and standstill agreements, with the standstill term currently extended through March 2001, regarding the Notes and are presently engaged in discussions concerning a possible restructuring of WPP 94's debt obligations. Because of the continuing nature of the negotiations, the Company is not able to predict the outcome of this event. The Company wrote off its aggregate investment in WPP94 in 1998 and does not expect the ultimate resolution of this matter to have a material effect on its results of operations or financial condition.

Operating Leases

The Company leases office space, office equipment and vehicles and accounts for these leases as operating leases. See also Note 5 for discussion of the Big Rivers operating lease. Lease expense for , and , totaled $36.0 million, $37.1 million and $21.7 million, respectively. Commitments under operating leases as of December 31, 2000, follow (in thousands of $):

         2001                                        $ 44,039
         2002                                          47,348
         2003                                          47,015
         2004                                         216,499
         2005                                          33,888
         Thereafter                                   559,530
                                                     --------
         Total                                       $948,319
                                                     ========

Future minimum annual lease payments have been reduced by rental payments to be received from noncancelable subleases of approximately $1.4 million in .

In December 1999, LG&E and KU entered into an 18-year cross-border lease of its two jointly owned combustion turbines recently installed at KU's Brown facility. The utilities' obligations were defeased upon consummation of the cross-border lease. The transaction produced a pre-tax gain of approximately $3.1 million which was recorded in other income in 2000, pursuant to a Commission order.

LG&E Power Monroe LLC, a subsidiary of Capital Corp., entered into a five-year operating lease expiring on December 31, 2004, to finance the purchase and construction of a 450-Mw gas-fired peaking facility in Monroe, Georgia. No lease payments are due during construction and payments will be based on commercial paper rates upon completion of the plant. Currently, the plant is expected to be completed by mid-2001. The cost of the leased assets is expected to total approximately $175 million.

Environmental

The Clean Air Act imposed stringent new SO2 and NOx emission limits on electric generating units. LG&E previously had installed scrubbers on all of its generating units and KU had previously installed a scrubber on Ghent Unit 1. LG&E's strategy for Phase II SO2 reductions, which commenced January 1, 2000, is to increase scrubber removal efficiency to delay additional capital expenditures and may also include fuel switching or upgrading scrubbers. KU's strategy for Phase II SO2 reductions is to use accumulated emissions allowances to delay additional capital expenditures and may also include fuel switching or the installation of additional scrubbers. LG&E, KU and WKE met the NOx emission requirements of the Act through installation of low-NOx burner systems. The Company's compliance plans are subject to many factors including developments in the emission allowance and fuel markets, future regulatory and legislative initiatives, and advances in clean air control technology. The Company will continue to monitor these developments to ensure that its environmental obligations are met in the most efficient and cost-effective manner.

In September 1998, the EPA announced its final "NOx SIP Call" rule requiring states to impose significant additional reductions in NOx emissions by May 2003, in order to mitigate alleged ozone transport impacts on the Northeast region. The Commonwealth of Kentucky is currently in the process of revising its State Implementation Plan or "SIP" to require reductions in NOx emissions from coal-fired generating units to the 0.15 lb./Mmbtu level on a system-wide basis. In related proceedings in response to petitions filed by various Northeast states, in December 1999, EPA issued a final rule pursuant to Section 126 of the Clean Air Act directing similar NOx reductions from a number of specifically targeted generating units including all LG&E units and all KU units in the eastern half of Kentucky. Additional petitions currently pending before the EPA may potentially result in rules encompassing KU's remaining generating units as well as WKE's generating units.. Both rules were appealed to the U.S. Court of Appeals for the D.C. Circuit. The D.C. Circuit subsequently upheld most provisions of the NOx SIP Call rule, but extended the compliance date to May 2004. As the court has yet to issue a final ruling on the Section 126 rule, all LG&E generating units and all KU generating units, except for KU's Green River generating station, remain subject to the May 2003 compliance date under that rule. As KU's Green River station is not covered by the Section 126 Rule, those facilities are subject to the May 2004 compliance date as extended by the D.C. Circuit. The Company continues to monitor the status of various appeals pending in the D.C. Circuit and U.S. Supreme Court.

The Company is currently implementing a plan for adding significant additional NOx controls to its generating units at LG&E, KU and WKE. Installation of additional NOx controls will proceed on a phased basis, with installation of controls commencing in late 2000 and continuing through the final compliance date. The Company estimates that it will incur total capital costs of approximately $450 million prior to mid-2004 to reduce its NOx emissions to the
0.15 lb./Mmbtu level on a company-wide basis, including approximately $160 million at LG&E and approximately $195 million at KU. In addition, the Company will incur additional operating and maintenance costs in operating new NOx controls. The Company believes its costs in this regard to be comparable to those of similarly situated utilities with like generation assets. With respect to such costs incurred at LG&E and KU, the Company anticipates that such capital and operating costs are the type of costs that are eligible for recovery from customers under its environmental surcharge mechanism and believes that a significant portion of such costs could be recovered. However, Kentucky Commission approval is necessary and there can be no guarantee of recovery.

The Company is also monitoring several other air quality issues which may potentially impact coal-fired power plants, including the appeal of the D.C. Circuit's remand of the EPA's revised air quality standards for ozone and particulate matter, measures to implement EPA's regional haze rule, and EPA's December 2000 determination to regulate mercury emissions from power plants. In addition, LG&E is currently working with local regulatory authorities to review the effectiveness of remedial measures aimed at controlling particulate matter emissions from its Mill Creek Station. LG&E previously settled a number of property damage claims from adjacent residents and completed significant remedial measures as part of its ongoing capital construction program.

LG&E and KU own or formerly owned several properties which are the location of past MGP operations. Various contaminants are typically found at such former MGP sites and environmental remediation measures are frequently required. With respect to its sites, LG&E has completed cleanups, obtained regulatory approval of site management plans, or reached agreements for other parties to assume responsibility for cleanup. Based on currently available information, management estimates that it will incur additional costs of $0.4 million and has recorded an accrual of this amount in the accompanying financial statements. KU has completed the clean up of a site owned by KU. With respect to former MGP sites no longer owned by KU, KU is unaware of what, if any, additional exposure or liability it may have.

In October 1999, approximately 38,000 gallons of diesel fuel leaked from a cracked valve in an underground pipeline at KU's E.W. Brown Station. Under the oversight of EPA and state officials, the KU commenced immediate spill containment and recovery measures which prevented the spill from reaching the Kentucky River. KU ultimately recovered approximately 34,000 gallons of diesel fuel. In November 1999, the Kentucky Division of Water issued a notice of violation for the incident. KU is currently negotiating with the state in an effort to reach a complete resolution of this matter. KU expects to incur costs of approximately $1.5 million.

Purchased Power

KU has purchase power arrangements with OMU, EEI and other parties. Under the OMU agreement, which expires on January 1, 2020, KU purchases all of the output of a 400-Mw generating station not required by OMU. The amount of purchased power available to KU during 2001-2005, which is expected to be approximately 10% of KU's total kWh requirements, is dependent upon a number of factors including the units' availability, maintenance schedules, fuel costs and OMU requirements. Payments are based on the total costs of the station allocated per terms of the OMU agreement, which generally follows delivered kWh. Included in the total costs is KU's proportionate share of debt service requirements on $164 million of OMU bonds outstanding at December 31, 2000. The debt service is allocated to KU based on its annual allocated share of capacity, which averaged approximately 46% in 2000.

KU has a 20% equity ownership in EEI, which is accounted for on the equity method of accounting. KU's entitlement is 20% of the available capacity of a 1,000 Mw station. Payments are based on the total costs of the station allocated per terms of an agreement among the owners, which generally follows delivered kWh.

KU has several other contracts for purchased power during 2001 - 2005 of various Mw capacities and for varying periods with a maximum entitlement at any time of 62 Mw.

The estimated future minimum annual payments under purchased power agreements for the five years ended December 31, 2005, are as follows (in thousands of $):

         2001                                        $ 31,545
         2002                                          30,683
         2003                                          30,946
         2004                                          31,155
         2005                                          31,310
                                                     --------
        Total                                        $155,639
                                                     ========

Note 19 - Jointly Owned Electric Utility Plant

LG&E owns a 75% undivided interest in Trimble County Unit 1. Accounting for the 75% portion of the Unit, which the Kentucky Commission has allowed to be reflected in customer rates, is similar to LG&E's accounting for other wholly owned utility plants.

Of the remaining 25% of the Unit, IMEA owns a 12.12% undivided interest, and IMPA owns a 12.88% undivided interest. Each is responsible for its proportionate ownership share of fuel cost, operation and maintenance expenses, and incremental assets.

The following data represents shares of the jointly owned property:

                                                            Trimble County
                                            LG&E         IMPA           IMEA        Total
                                            ----         ----           ----        -----
     Ownership interest                      75%       12.88%         12.12%         100%
     Mw capacity                          371.25        63.75          60.00       495.00

     (in thousands of $):
     Cost                               $555,829
     Accumulated depreciation            157,252
                                        --------
     Net book value                     $398,577
                                        ========

     Construction work in progress
       (included above)                  $12,704

Note 20 - Segments of Business and Related Information

The Company's principal business segments consist of LG&E's regulated electric and gas utility operations, KU's regulated electric utility operations and its non-utility operations, including its Power Operations, WKE, Argentine gas distribution and other.

The Elimination Adjustment and Corporate category consists of elimination entries, adjustments and other corporate. The Company does not allocate all expenses from corporate to reportable segments. International long-lived assets consist of the long-lived assets of the Argentine gas distribution companies, the Company's investment in the San Miguel project in Argentina (sold in February 1999), and its investment in the Tarifa project in Spain. The Company acquired its interest in Gas BAN in March 1999, and it acquired its interests in Centro and Cuyana in February 1997. Other Non-Utility Operations includes the Company's natural gas gathering and processing business, which it sold in November 2000. Financial data for business segments, revenues by product, and long-lived assets by geographic area follow (in thousands of $):

                                      Utility Operations                   Non-Utility Operations
                              --------------------------------  -------------------------------------------
                                                                     Inde-             Argentine                   Elim.
                                                                   pendent    Western        Gas                    Adj.
                                  LG&E       LG&E           KU       Power   Kentucky    Distri-                     and     Consol-
Year                          Electric        Gas     Electric  Operations     Energy     bution      Other        Corp.      idated
----                          --------        ---     --------  ----------     ------     ------      -----        -----      ------
2000
----

Revenues                    $  710,958   $272,490   $  851,942    $ 21,800   $282,369   $169,864   $323,699   $ (43,022)  $2,590,100

Depreciation and
  amortization                  84,761     13,530       98,257       1,205      6,085      9,063     10,705       1,463      225,069

Interest income                  3,810        552        1,205           -      3,069      2,223     15,182     (12,171)      13,870

Interest expense                39,436      8,541       41,221           9      3,924     17,720     53,580     (18,225)     146,206

Equity in unconsolidated
  ventures                           -          -            -      44,306          -     12,747          -           -       57,053

Merger costs and other
  nonrecurring charges           1,734          -        2,757           -          -          -     52,389      59,521      116,401

Income taxes                    55,066      6,556       49,371      15,945      7,722      9,016    (41,772)    (28,122)      73,782

Income (loss) from
  continuing operations         96,113      9,250       93,268      29,634     12,651     17,631    (64,042)    (50,275)     144,230

Total assets                 1,760,305    465,779    1,739,531     178,892    200,151    451,916    286,325     146,046    5,228,945

Construction expenditures       93,628     34,418       98,960       5,589     23,992      6,444    120,172         965      384,168



                                       38



                                      Utility Operations                   Non-Utility Operations
                              -------------------------------   -------------------------------------------
                                                                     Inde-             Argentine                   Elim.
                                                                   pendent    Western        Gas                    Adj.
                                  LG&E       LG&E          KU        Power   Kentucky    Distri-                     and     Consol-
Year                          Electric        Gas    Electric   Operations     Energy     bution      Other        Corp.      idated
----                          --------        ---    --------   ----------     ------     ------      -----        -----      ------
1999
----

Revenues                    $  790,670   $177,579   $ 937,310     $ 24,713   $333,785   $156,249   $329,552   $ (42,582)  $2,707,276

Depreciation and
  amortization                  83,619     13,602      89,922        2,893      3,850      9,964     14,081       1,387      219,318

Interest income                  2,898        536       5,001       10,297      1,326          -     10,746     (21,001)       9,803

Interest expense                35,384      6,427      41,860            -      5,429     16,315     44,399     (17,748)     132,066

Equity in unconsolidated
  ventures                           -          -           -       40,897          -      8,820          -           -       49,717

Income taxes                    57,389        891      58,019       21,388      4,041     10,943     (9,281)     (9,866)     133,524

Income (loss) from
  continuing operations        100,598      1,171     104,302       20,475     13,385     12,173     (2,266)    (13,575)     236,263

Total assets                 1,821,849    349,604   1,785,090       98,327    188,421    437,764    403,851      48,851    5,133,757

Construction expenditures      160,844     33,800     181,341          669     12,227     28,343     86,756    (121,349)     382,631


                                      Utility Operations                  Non-Utility Operations
                              ------------------------------    -------------------------------------------
                                                                     Inde-             Argentine                   Elim.
                                                                   pendent    Western        Gas                    Adj.
                                  LG&E       LG&E         KU         Power   Kentucky    Distri-                     and     Consol-
Year                          Electric        Gas   Electric    Operations     Energy     bution      Other        Corp.      idated
----                          --------        ---   --------    ----------     ------     ------      -----       -----       ------
1998
----

Revenues                    $  658,510   $191,545   $ 810,114     $ 24,157   $128,519   $148,162   $155,039   $ (29,800)  $2,086,246

Depreciation and
  amortization                  79,867     13,312     86,657         4,633      1,345      8,973     10,792         871      206,450

Interest income                  3,672        679      1,811         5,025         18      2,313     14,734     (17,700)      10,552

Interest expense                34,221      6,668     40,896             6      2,631     12,581     27,694     (15,308)     109,389

Equity in unconsolidated
  ventures                           -          -          -        71,297          -      2,501          -           -       73,798

Merger costs                    32,073          -     21,830             -          -          -          -      11,415       65,318

Income taxes                    48,415       (152)    49,444        24,432      2,442     10,030     (6,315)    (17,467)     110,829

Income (loss) from
  continuing operations         71,536      2,016     70,508        41,608      3,592      5,752     (9,802)    (26,538)     158,672

Total assets                 1,734,221    332,789  1,746,209       163,663    176,166    346,305    175,661     148,104    4,823,118

Construction expenditures      105,837     32,509     91,992         4,242     17,549     14,977     70,892       5,630      343,628

Revenue By Product:

                                            Asset-Based
                   Retail        Retail        Energy
Year             Electric           Gas     Marketing        Other       Totals
----            -----------      ------     ---------        -----       ------

2000             $1,199,745     $442,354      $629,814     $318,187   $2,590,100

1999              1,220,048      333,828       826,446      326,954    2,707,276

1998              1,189,185      339,707       390,567      166,787    2,086,246

Long-Lived Assets By Geographic Area:

                                                           Inter-
Year                                         Domestic     national       Totals
----                                         --------     --------       ------

2000                                        $4,083,333     $422,357   $4,505,690

1999                                         4,011,839      416,199    4,428,038

1998                                         3,876,640      299,444    4,176,084

Note 21 - Subsequent Events

On January 9, 2001, the Company announced a voluntary workforce separation program for non-union employees. On January 18, 2001, the union members at LG&E and KU voted to approve a similar voluntary separation package. The Company has targeted areas where reductions are necessary and employees in these targeted areas had a one-time opportunity to accept the separation package. Employees began leaving at the end of February 2001 and continue through the end of the year. The Company estimates that the separation program will result in a workforce reduction of approximately 1,200 employees at a cost of approximately $211 million.

On February 1, 2001, Roger Hale, Chairman of the Board and Chief Executive Officer announced his retirement from LG&E Energy, LG&E, and KU effective April 30, 2001. Victor A. Staffieri will replace Roger Hale as Chairman and Chief Executive Officer of LG&E Energy, LG&E, and KU.

On February 6, 2001, LG&E and KU sold accounts receivable to two wholly-owned special purpose subsidiaries. Simultaneously, the subsidiaries entered into three-year accounts receivable securitization facilities with two financial institutions whereby an undivided interest in certain receivables are sold, on a revolving basis, for up to $125 million ($75 million for LG&E and $50 million for KU), at a cost of funds linked to commercial paper rates. Under the program LG&E and KU pay fees for administrative and credit support services.

In February 2001, LEM issued an arbitration notice under the terms of its 1997 power marketing agreement with OPC pursuant to which agreement LEM now supplies OPC with approximately 45% of OPC's systemwide power needs. The agreement's 15 year term includes a provision permitting termination, with notice, during or after 2004. The current arbitration notice states claims relating to the interpretation and enforcement of a number of operational and billing provisions of the 1997 agreement. OPC has submitted counterclaims in the arbitration proceeding. The agreement's 15-year term includes a provision permitting LPM to terminate, with notice, on December 31, 2004, or on any December 31 thereafter..

In March 2000, LG&E and KU filed an Application with the Kentucky Commission to obtain a CCN to construct up to three SCRs NOx reduction facilities. The construction and subsequent operation of the SCRs is intended to reduce NOx emission levels to meet the EPA's mandated NOx emission level of 0.15 lbs./ Mmbtu by May 2003. Following a period of discovery in the proceeding, the Kentucky Commission granted LG&E's and KU's request for a CCN in June 2000. In its Order, the Kentucky Commission ruled that the utilities' proposed plan for construction was "reasonable, cost-effective and will not result in the wasteful duplication of facilities." In October 2000, LG&E and KU filed an Application with the Kentucky Commission to amend their Environmental Compliance Plan to reflect the addition of the proposed NOx reduction technology projects and to amend its Environmental Cost Recovery Tariff to include an overall rate of return on capital investments. Approval of LG&E's and KU's Application will allow the utilities to begin to recover the costs associated with these new projects, subject to Kentucky Commission oversight during normal six-month and two-year reviews. Following the completion of hearings in March 2001, a ruling is expected by May 2001. In April 2001, the Kentucky Commission issued an order granting the utilities' request, with recovery of costs to begin in May 2001.

In November 2000, LPI, a wholly owned subsidiary of Capital Corp., entered into an agreement with Dominion Virginia Power which gave LPI an option to sell, and Dominion Virginia Power an option to buy, LPI's 50% equity interests in three 63Mw coal-fired cogeneration power projects located in Virginia (Southampton, Altavista and Hopewell) pending various state and regulatory approvals. On March 16, 2001, Dominion Virginia Power exercised its call right. In accordance with the terms of the put and call agreement, the sale was closed on March 23, 2001. The total sale price was $55 million. Capital Corp. received approximately $37 million associated with the same and other related transactions. LG&E Power Services Inc., a wholly-owned subsidiary of LPI, will continue to operate the three facilities under a separate contract with Dominion Virginia Power.

In June 2000, LG&E Capital issued $150.0 million in floating-rate medium-term notes due June 2001. These bonds were redeemed at par on March 19, 2001.

On April 9, 2001, E.ON AG announced a recommended pre-conditional cash offer for Powergen. The acquisition is expected to close in 2002 shortly after all of the conditions to consummation of the acquisition are met.

                       LG&E Energy Corp. and Subsidiaries
                    Report of Independent Public Accountants

To the Shareholder of LG&E Energy Corp.:

We have audited the accompanying consolidated balance sheets and statements of capitalization of LG&E Energy Corp. (a Kentucky corporation and wholly-owned subsidiary of Powergen, plc) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, retained earnings, and cash flows for the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LG&E Energy Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.



Louisville, Kentucky
January 26, 2001 (Except with respect to the matters discussed in Note 21, as to which the date is April 9, 2001).